                                                                     EXHIBIT - 2


                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                   BRIAN BERG,
                                   KEN ODDI,
                               ROBERT TIMMERMANN,
                                CALVIN BINGHAM,
                                  RYAN SLOAN,
                                  MARK RODGERS
                                      AND
                                GLENN SIEVERSON

                           BIO PARTNERS IN CARE, INC.

                                       AND

                          ACCREDO HEALTH, INCORPORATED











                         DATED AS OF DECEMBER 20, 2001

                                TABLE OF CONTENTS

ARTICLE 1      PURCHASE OF SHARES BY THE COMPANY FROM SELLERS;
               ADJUSTMENT TO PURCHASE PRICE; CLOSING DATE......................1
   1.1         Definitions.....................................................1
   1.2         Purchase and Sale of Shares.....................................1
   1.3         Closing Date....................................................1
   1.4         Calculation of the Purchase Price...............................1
   1.5         Payment of Purchase Price.......................................4
   1.6         Contingent Purchase Price Payment...............................4
   1.7         Deliveries......................................................6
ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES................6
   2.1         Organization, Authority and Capacity; Subsidiaries..............6
   2.2         Authorization and Validity......................................7
   2.3         Absence of Conflicting Agreements or Required Consents..........7
   2.4         Governing Documents.............................................7
   2.5         Capitalization; Ownership of Capital Stock......................7
   2.6         Financial Statements............................................8
   2.7         Absence of Certain Changes or Events............................9
   2.8         Absence of Undisclosed Liabilities.............................10
   2.9         Litigation, etc................................................10
   2.10        No Violation of Law............................................10
   2.11        Real and Personal Property.....................................10
   2.12        Contracts and Commitments......................................12
   2.13        Employment and Labor Matters...................................12
   2.14        Employee Benefit Matters.......................................13
   2.15        Insurance Policies.............................................15
   2.16        Environmental Matters..........................................16
   2.17        Taxes..........................................................16
   2.18        Licenses, Authorizations and Provider Programs.................17
   2.19        Inspections and Investigations.................................18
   2.20        Certain Relationships..........................................18
   2.21        Stark; Fraud and Abuse; False Claims...........................19
   2.22        Rates and Reimbursement Policies...............................20
   2.23        Changes in Laws................................................20
   2.24        Patients and Orders............................................20
   2.25        Controlled Substances..........................................20
   2.26        Inventories....................................................20
   2.27        Business Relationships.........................................20
   2.28        Absence of Certain Business Practices..........................21
   2.29        Accounts Receivable............................................21
   2.30        Related Party Transactions.....................................21
   2.31        Places of Business.............................................21
   2.32        Eligibility Under Section 338(h)(10)...........................22
   2.33        Statements True and Correct....................................22
ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF BUYER........................22
   3.1         Organization, Authority and Capacity...........................22
   3.2         Authorization and Validity.....................................22
   3.3         Absence of Conflicting Agreements or Required Consents.........22
   3.4         Statements True and Correct....................................23

ARTICLE 4      ADDITIONAL AGREEMENTS..........................................23
   4.1         Access to Seller and BPC Information...........................23
   4.2         No Shop........................................................23
   4.3         Affirmative Covenants of Sellers and BPC.......................23
   4.4         Negative Covenants of Sellers..................................25
   4.5         Public Announcements...........................................26
   4.6         RESERVED.......................................................26
   4.7         Use of Names...................................................26
   4.8         Conditions to Closing..........................................27
   4.9         Reserved.......................................................27
   4.10        Tax Matters....................................................27
   4.11        Title Search; Discharge of Liens...............................30
   4.12        Transfer Taxes.................................................30
   4.13        Caremark Litigation............................................31
   4.14        Partners in Care...............................................31
ARTICLE 5      CONDITIONS TO OBLIGATIONS OF BUYER.............................31
   5.1         Representations and Warranties.................................31
   5.2         Performance; Covenants.........................................31
   5.3         Necessary Consents and Approvals...............................32
   5.4         Confidentiality Agreement......................................32
   5.5         No Injunction, Etc.............................................32
   5.6         Escrow Agreement...............................................32
   5.7         Legal Opinion..................................................32
   5.8         Non-Competition Agreements.....................................32
   5.9         Employment Agreements..........................................32
   5.10        Audited Financial Statements...................................33
   5.11        Share Certificates; Stock Powers...............................33
   5.12        Resignations and Releases......................................33
   5.13        Insurance......................................................33
   5.14        Phantom Stock..................................................33
   5.15        Seller Stock Agreements........................................33
ARTICLE 6      CONDITIONS TO OBLIGATIONS OF SELLERS...........................33
   6.1         Representations and Warranties.................................33
   6.2         Performance; Covenants.........................................33
   6.3         No Injunction, Etc.............................................34
   6.4         Purchase Price.................................................34
   6.5         Escrow Agreement...............................................34
   6.6         Employment Agreements..........................................34
ARTICLE 7      TERMINATION....................................................34
   7.1         Right of Termination...........................................34
   7.2         Effect of Termination..........................................35
ARTICLE 8      INDEMNIFICATION................................................35
   8.1         Survival of Representations and Warranties.....................35
   8.2         Tax Indemnity..................................................35
   8.3         Sellers General Indemnity......................................37
   8.4         Ownership and Regulatory Indemnity.............................37
   8.5         Conditions of Indemnification..................................38
   8.6         General Provisions Relating to Indemnification.................39
   8.7         Exclusive Remedies.............................................39
   8.8         Escrow Agreement...............................................39
   8.9         Overall Limit..................................................39

   8.10        General Buyer Indemnity........................................40
   8.11        Sellers Litigation Indemnity...................................40
ARTICLE 9      CERTAIN DEFINITIONS............................................41
ARTICLE 10     SELLER REPRESENTATIVE..........................................44
   10.1        Appointment of Seller Representative...........................44
   10.2        Indemnification of Seller Representative.......................44
   10.3        Buyer's Reliance on Seller Representative......................44
ARTICLE 11     MISCELLANEOUS PROVISIONS.......................................44
   11.1        Notices........................................................44
   11.2        Expenses.......................................................45
   11.3        Further Assurances.............................................45
   11.4        Waiver.........................................................45
   11.5        Assignment.....................................................46
   11.6        Binding Effect.................................................46
   11.7        Headings.......................................................46
   11.8        Entire Agreement...............................................46
   11.9        Governing Law; Severability....................................46
   11.10       Counterparts...................................................46
   11.11       Brokers........................................................46
   11.12       No Intention to Benefit Third Parties..........................46

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of December 20, 2001 among BRIAN BERG ("Berg"), KEN ODDI ("Oddi"), ROBERT TIMMERMANN ("Timmermann"), CALVIN BINGHAM ("Bingham"), RYAN SLOAN ("Sloan"), MARK RODGERS ("Rodgers"), and GLENN SIEVERSON ("Sieverson"), ACCREDO HEALTH, INCORPORATED, a Delaware Corporation (referred to as the "Buyer"), and BIO PARTNERS IN CARE, INC., a Missouri Corporation ("BPC"). Berg, Oddi, Timmermann, Bingham, Sloan, Rodgers and Sieverson are sometimes referred to herein individually as "Seller" and collectively as "Sellers".

         WHEREAS, Sellers collectively as of the Closing Date (as hereafter defined) will own all of the issued and outstanding capital stock of BPC;

         WHEREAS, Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from Sellers, all of the shares of capital stock of BPC owned by Sellers for cash on the terms and conditions hereinafter set forth (the "Acquisition"); and

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                    ARTICLE 1
                    PURCHASE OF SHARES BY BUYER FROM SELLERS;
                   ADJUSTMENT TO PURCHASE PRICE; CLOSING DATE

         1.1 Definitions. Certain terms used in this Agreement are defined in Article 9.

         1.2 Purchase and Sale of Shares. Subject to the terms and conditions hereinafter set forth, on the Closing Date, the Sellers shall sell, assign, transfer and deliver to Buyer, or it's designee, all of the issued and outstanding shares of capital stock of BPC (consisting of 999,997 shares of no par value Common Stock (the "Shares")), and Buyer shall purchase the Shares from the Sellers for the Purchase Price, payable as provided in Section 1.5 hereof.

         1.3 Closing Date. The closing (the "Closing") will take place on a date not later than two business days following the satisfaction of the conditions set forth in Articles 5 and 6 hereof (the "Closing Date"). The place of Closing shall be at the offices of Buyer in Memphis, Tennessee, or such other place as may be mutually agreed upon by the Parties. The Parties agree that the Closing shall be deemed effective for all purposes as of 11:59 p.m. on November 30, 2001 (the "Effective Date"). The parties acknowledge that from and after the Effective Date BPC has been operated for the account of Buyer.

         1.4      Calculation of the Purchase Price.

                  (a) Subject to the adjustment described in Section 1.4(b) below, the total consideration to be paid by Buyer for the Shares shall be an aggregate of Thirty Seven Million One Hundred Thousand Dollars ($37,100,000), plus the Initial Adjustment Amount (as defined below), and plus the Earnout Amount, if any, as determined in accordance with Section 1.6 below (such amount, as adjusted, the "Purchase Price")).

                  (b)      The Purchase Price shall be adjusted as follows:

                           (i) The Purchase Price will be increased by the amount, if any, by which the Effective Date Net Asset Value (as defined in subsection 1.4(b)(iv)(D) hereof) exceeds the sum of (A) Three Million Two Hundred Seventy-Six Thousand Four Hundred Sixty-One Dollars ($3,276,461.00), plus (B) the Initial
                                    Adjustment Amount. Buyer will pay any such excess amount within fifteen (15) days after the Purchase Price Adjustment Determination Date (as defined in subsection 1.4(b)(iv)(C) hereof) by wire transfer of immediately available funds to such account or accounts as Sellers' Representative shall designate.

                           (ii) The Purchase Price will be decreased by the amount, if any, by which the Effective Date Net Asset Value is less than the sum of (A) Three Million Two Hundred Seventy-Six Thousand Four Hundred Sixty-One Dollars ($3,276,461.00), plus (B) the Initial
                                    Adjustment Amount.. Sellers will pay any such amount (the "Repayment") within fifteen
                                    (15) days after the Purchase Price
                                    Adjustment Determination Date by wire
                                    transfer of immediately available funds to such account as Buyer shall designate. Each Seller shall be responsible only for a pro rata portion of the Repayment based on his percentage interest in BPC, as set forth on
                                    Schedule 8.9 hereto. Buyer shall have the right to elect, but not the obligation, to recover the Repayment by setting off against the funds in escrow under the Escrow Agreement.

                           (iii) The "Initial Adjustment Amount" equals Four Hundred Eighty-Nine Thousand Dollars ($489,000). The parties acknowledge that the Initial Adjustment Amount represents their initial estimate of how much the stockholders equity of BPC as of the Effective Date exceeds Three Million Two Hundred Seventy-Six Thousand Four Hundred Sixty-One Dollars ($3,276,461.00).

                           (iv) The final amount of the adjustment provided for in subsection (i) or (ii) above shall be determined in the following manner:

                           (A) As soon as practicable after the Closing Date, Buyer shall deliver to Sellers' Representative a balance sheet of BPC as of November 30, 2001, (the "Preliminary Effective Date Balance Sheet") prepared, based upon good faith estimates, in accordance with GAAP applied in a manner consistent with the preparation of the audited Financial Statements for the nine month period ending September 30, 2001.

                           (B) In the event that Sellers either have no objections to the Preliminary Effective Date Balance Sheet and, therefore, do not deliver a Statement of Objection (as hereinafter defined) or otherwise fail to deliver a Statement of Objection within the period required by the immediately following sentence, the Preliminary Effective Date Balance Sheet prepared by Buyer shall be deemed to be the Final Effective Date Balance Sheet and shall be used to determine the Purchase Price adjustment provided for in subsections (i) and (ii) above. In the event that Sellers do not believe that the Preliminary Effective Date Balance Sheet properly reflects all or any portion of BPC's Assets and/or Liabilities as of November 30, 2001, or that the Preliminary Effective Date Balance Sheet was not prepared in the manner provided for herein, Sellers' Representative shall, within fifteen (15) days of the date on which Buyer delivers the Preliminary Effective Date Balance Sheet to Sellers' Representative, prepare and deliver to Buyer a written statement of objection (the "Statement of Objection") specifying in reasonable detail the Sellers' objections to the Preliminary Effective Date Balance Sheet.

                           (C) If Buyer and the Sellers' Representative are unable to agree in writing upon adjustments to the Preliminary Effective Date Balance Sheet to address objections thereto identified in the Statement of Objection within fifteen (15) days of the date on which Sellers' Representative delivers the Statement of Objection to Buyer, the dispute shall be submitted to KPMG (the "Independent Accounting Firm") for resolution in the manner provided for herein. In the event that any dispute relating to the Preliminary Effective Date Balance Sheet is submitted to the Independent Accounting Firm for resolution, the Independent Accounting Firm shall determine whether the position advanced by Sellers or by Buyer most closely approximates the proper resolution of such dispute and such position shall be employed to prepare the Final Effective Date Balance Sheet. The decisions of the Independent Accounting Firm shall be final and binding on all parties to this Agreement. Following resolution of each dispute concerning the Preliminary Effective Date Balance Sheet in the manner provided for above, the Independent Accounting Firm shall deliver a new balance sheet reflecting the resolution of each disputed item to each of Buyer and Sellers' Representative. The Preliminary Effective Date Balance Sheet as revised in accordance with the written agreement of Sellers' Representative and Buyer or as revised by the Independent Accounting Firm, as the case may be, shall be deemed to be the Final Effective Date Balance Sheet and shall be used to determine the Purchase Price adjustment provided for in subsections
                                    (i) and (ii) above. In the event any dispute is submitted to the Independent Accounting Firm for resolution as provided above, the cost of engaging the Independent Accounting Firm for such purpose shall be shared equally by Buyer and the Sellers. The date on which the Final Effective Date Balance Sheet is either agreed upon between Buyer and the Sellers (which shall be presumed to be the sixteenth (16th) day following the date on which Buyer delivers the Preliminary Effective Date Balance Sheet to Sellers' Representative, if Sellers' Representative does not deliver a Statement of Objection to Buyer within the fifteen (15) day period provided for above) or is delivered by the Independent Accounting Firm to both Buyer and Sellers' Representative is hereinafter referred to as the "Purchase Price Adjustment Determination Date."

                           (D) For purposes of this Section 1.4, "Effective Date Net Asset Value" shall mean an amount equal to stockholder equity as shown on the Final Effective Date Balance Sheet.

         1.5 Payment of Purchase Price. The Purchase Price shall be paid as follows:

                  (a) At Closing, a cash payment shall be made by wire transfer of immediately available funds to such account or accounts as Sellers' Representative shall designate in the aggregate amount of Thirty-Three Million Four Hundred Thousand ($33,400,000.00) Dollars plus the Initial Adjustment Amount (the "Closing Cash Payment").

                  (b) At Closing, Three Million Seven Hundred Thousand ($3,700,000.00) Dollars shall be placed in escrow to be disbursed pursuant to the Escrow Agreement which is attached hereto as Exhibit 5.6.

                  (c) Any adjustment to the Purchase Price shall be calculated and payable in the manner provided in Section 1.4.

                  (d)      Any amount calculated and due in accordance with
Section 1.6 (the "Earnout Amount") shall be payable in the manner provided in
Section 1.6.

         1.6      Contingent Purchase Price Payment.

                  (a) The Earnout Amount (if any) shall be payable as specified below by wire transfer of immediately available funds to such account or accounts as Sellers' Representative shall specify. Payment of the Earnout Amount shall be subject to setoff and reduction for any claims that Buyer or its Affiliates may have against Sellers, including any claims for indemnification under Article 8 hereof. The Earnout Amount shall only be paid if actual EBIT of BPC for the twelve months ended December 31, 2002 (the "Actual EBIT") equals or exceeds Six Million One Hundred Thousand ($6,100,000.00) Dollars ("Target"). If Actual EBIT is less than the Target, the Earnout Amount shall be zero. If the Target is achieved, the Earnout Amount shall equal the product of Actual EBIT multiplied by 2; provided, however, that, if the product of Actual EBIT multiplied by 2 is greater than Sixteen Million ($16,000,000.00) Dollars (the "Earnout Cap"), then the Earnout Amount shall equal the Earnout Cap.

                  (b) For purposes of the foregoing, Actual EBIT shall be determined based upon the books and records of BPC in accordance with GAAP with
(i) no allocation of corporate overhead expenses to BPC that exceed the cost of those same services (i.e., legal, accounting, services) currently being paid by BPC, and (ii) disregarding (A) any amortization expenses associated with intangible assets resulting from the acquisition referenced herein and (B) any consent, authorization, application, transfer or similar fees incurred by BPC solely as a result of the Acquisition in order for BPC to continue to have the benefit of those licenses, permits, authorizations and payment program certificates set forth on Schedule 2.18(a) after the Closing and any related fees and expenses (including attorneys fees). All direct expenses of BPC will be accrued to BPC (for example, all bonuses, COBRA benefits, salary and benefits, including salary and benefits to Sellers). Unless otherwise agreed by Sellers' Representative, the calculation of

Actual EBIT shall exclude (i) monthly telephone, facsimile, electronic mail and similar communication expense and data processing expenses in excess of the average of such monthly charges for the six month period preceding the Effective Date, unless such increases are necessary due to increased volume; and (ii) any compensation of additional personnel hired by Buyer without consent of Sellers (such consent not to be unreasonably withheld) unless such personnel are hired due to increased volume.

                  (c) Within 60 days after December 31, 2002, Buyer shall submit to Sellers' Representative a calculation, with reasonable detail, of the Earnout Amount and Sellers shall have 60 days to dispute such calculation by having Sellers' Representative submit a written notice to Buyer. Buyer shall make the books and records of account, budgets, forecasts and capital expense forecasts of BPC reasonably available to Sellers during the period of the Earnout and the determination thereof solely for use in verifying and calculating the Earnout Amount. Failure to provide Buyer written notice of such dispute within such 60 days shall be deemed acceptance by Sellers of Buyer's calculation. If Sellers do not dispute Buyer's calculation or Sellers' Representative earlier accepts Buyer's calculation in writing, then Buyer shall promptly remit the Earnout Amount to Sellers. If Sellers dispute the calculation by written notice from Sellers' Representative to Buyer within such 60 days, then Buyer and Sellers shall have 30 days to negotiate in good faith to resolve the dispute. If such parties do not reach a mutual resolution from such negotiations, then the dispute shall be submitted to a nationally recognized public accounting firm agreeable to each such party and with whom neither such party (or any of its Affiliates) has had a relationship within the past 24 months. Such accounting firm and Sellers shall be given reasonable access to all relevant records to calculate the Earnout Amount, which calculation shall be submitted by the accounting firm to Buyer and Sellers' Representative within 45 days. Each of Buyer and Sellers shall have 30 days thereafter to submit to each other and the independent accountant written comments on such calculation and an additional 30 days to similarly submit to each other and the independent accountant written rebuttal comments to each other's initial comments. Within 15 days after the rebuttal comment period, the independent accountant shall submit its final calculation to each of Buyer and Sellers' Representative, which shall be final and binding on the parties hereto, and after which Buyer shall promptly remit the Earnout Amount (if any) as so calculated. Buyer and Sellers shall share equally the fees and expenses of such accounting firm, provided if the amount of the EBIT shown in the calculation of the Earnout Amount by such accounting firm is more than twenty-five percent (25%) in excess of the EBIT calculated by Buyer, all of such fees and expenses shall be paid by Buyer. Interest shall accrue on any unpaid portion of the Earnout Amount commencing on the date Sellers' Representative gives notice of dispute of the calculation, provided, however, that Buyer shall remit such amount as Buyer deems not in dispute and interest shall thereupon accrue only on the difference, if any, ultimately determined in accordance with this Section 1.6. The rate of interest shall be that rate of interest then published by Bank of America, New York, New York, as its "prime" lending rate for commercial borrowers.

                  (d) Buyer agrees to operate BPC in good faith and in the normal course of its and its Affiliates' operation of similar businesses on a basis consistent with its and its Affiliates' prior practices and will use reasonable efforts to achieve profitability of BPC from the Closing Date until December 31, 2002 (the "Earnout Period"). During the Earnout Period, Buyer shall
(i) permit Sellers to take such actions as Buyer reasonably deems beneficial to the business and operations of BPC during such period, (ii) refrain from causing or requiring BPC to enter into material transactions with Buyer or Affiliates of the Buyer unless such transactions are on terms and conditions no less favorable (when all aspects of the transactions are considered) to BPC than could be obtained from non-related parties, (iii) dispose of or acquire any Assets of BPC only on commercially reasonable economic terms, and (iv) refrain from intentionally taking any action to avoid or diminish any payment owing or to become owing under this Section 1.6.

                  (e) In order to protect the Earnout Amount provided for herein:


                           (i) Buyer agrees to provide BPC with such working capital and permit BPC to engage and retain such personnel prior to December 31, 2002, as are reasonably necessary to support its business during such period, subject to reasonable adjustments for changing business volume, industry and economic conditions;

                           (ii) During such period, neither Buyer nor any of its Affiliates will require BPC to pay any dividend, redeem any stock, or make any loan to Buyer or any of its Affiliates as would reduce BPC's working capital below a level reasonably required for the conduct of the business of BPC; and

                           (iii) During such period, Buyer will not take any action or suffer any inaction, whether related to budgeting, access to working capital or otherwise, which is intended to or which could reasonably be expected to impair materially Sellers' ability to earn the maximum payments they may be entitled to earn under this Section 1.6.

                  (f) The failure to generate an Earnout Amount shall not affect the remainder of the Purchase Price and such failure in and of itself shall not give rise to an indemnity claim by Buyer under this Agreement.

         1.7 Deliveries. All deliveries, payments and other transactions and documents relating to the Closing (a) shall be independent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (b) shall be deemed to be consummated simultaneously.


                                   ARTICLE 2
                REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES


         The Sellers jointly and severally represent and warrant to Buyer that on and as of the Closing Date the statements in the following sections are true, accurate and complete:

         2.1      Organization, Authority and Capacity; Subsidiaries.

                  (a) BPC is a corporation duly organized, validly existing and in good standing under the laws of Missouri, and has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents and (ii) carry on its business as it has been and is now being conducted and to own and lease the Assets which it now owns or leases. BPC is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) its ability to perform its obligations under the Acquisition Documents or (ii) its condition (financial or otherwise), Assets, Liabilities, business or operations. Set forth on
Schedule 2.1 is a list of all jurisdictions in which BPC is qualified as a foreign corporation.

                  (b) Berg is a resident of Ohio, Oddi is a resident of Illinois, Timmermann is a resident of Missouri, Bingham is a resident of Kansas, Sloan is a resident of Kansas, Rodgers is a resident of Missouri and Sieverson is a resident of Illinois, and each of the Sellers has the power and authority to own the Shares and to execute, deliver and perform the Acquisition Documents to which he is a party and to consummate the transactions contemplated hereby and thereby. To the extent required by the community property Laws (or other similar Laws) of any state, each Seller's spouse has consented to and otherwise authorized such Seller's execution, delivery and performance of the Acquisition Documents.

                  (c) Except as set forth on Schedule 2.1(c), neither BPC nor any Seller (i) owns any shares of any corporation or other equity interest, either of record, beneficially or equitably, in any Person (excluding shares in publicly traded companies held by any Seller), or have any commitment to acquire any such interest or (ii) has not made, or have any commitment to make, any loans or capital contributions to any such entity.

         2.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents by BPC have been duly authorized by all necessary corporate action by BPC. The Acquisition Documents to be executed and delivered by the Sellers or BPC have been or will be, as the case may be, duly executed and delivered by the Sellers and BPC and constitute or will constitute the legal, valid and binding obligations of the Sellers and BPC, enforceable in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or by general principles of equity whether considered in a proceeding in law or in equity.

         2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 2.3, the execution, delivery and performance by the Sellers and BPC of the Acquisition Documents to be executed and delivered by the Sellers and BPC: (a) do not and will not (i) require the consent of or notice to any Regulatory Authority or any other third party; and (ii) conflict with any provision of the articles of incorporation or bylaws of BPC; and (b) do not and will not (i) conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any court or Regulatory Authority to which any Seller or BPC is subject or by which Sellers, BPC or any of their Assets are bound; (ii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice or consent under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which any Seller or BPC is a party or by which any Seller, BPC or any of their respective Assets are bound (including without limitation all of the Seller Agreements); or (iii) create any Lien upon the Assets of any Seller or BPC.

         2.4 Governing Documents. True and correct copies of the articles of incorporation and all amendments thereto and bylaws of BPC have been provided to Buyer. Buyer has previously been provided with access to BPC's minute books and records and minutes, and such minutes accurately reflect in all material respects the proceedings of the board of directors (and all committees thereof) and shareholders of BPC. The books and records of BPC, including without limitation, the books of account, are complete and correct in all material respects and there have been no transactions involving BPC which properly should have been set forth therein and which have not been so set forth.

         2.5      Capitalization; Ownership of Capital Stock.

                  (a) The authorized capital stock of BPC consists of 3,000,000 shares of no par value common stock of which 999,997 shares of stock have been duly and validly issued and are outstanding and fully paid and non-assessable.

                  (b) The Shares are owned (beneficially and of record) by Sellers free and clear of all Liens. Each Seller owns that number of Shares set forth opposite his name on Schedule 2.5(b) hereto. All right, title and interest in and to the Shares is being sold, assigned, transferred and delivered to the Buyer, and the Buyer will receive at Closing valid title thereto, free and clear of any and all Liens effective as of the Effective Date.

                  (c) Except as otherwise set forth in Schedule 2.5(c) hereto (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of BPC is authorized or outstanding, (ii) BPC has no commitment to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or Assets, and
(iii) BPC has no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  (d) Except as otherwise set forth in Schedule 2.5(d) hereto, none of the Sellers are parties to any shareholders agreement or other document relating in whole or in part to the ownership of the Shares and/or the corporate governance of BPC, and, except as contemplated by this Agreement, none of the Sellers has any commitment to buy or sell any Shares, or warrants, options or other such rights in respect of any security of BPC (collectively the "Seller Stock Agreements").

         2.6      Financial Statements.

                  (a) Attached hereto as Schedule 2.6(a) are the unaudited financial statements of BPC as of and for the years ended December 31, 1999 and December 31, 2000 and audited interim financial statements as of and for the nine month period ending September 30, 2001, which reflect the results of operations and financial condition of BPC for such periods and at such dates (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), except as set forth on Schedule 2.6(a), and, with respect to the interim financial statements as of and for the nine month period ending September 30, 2001, except for the fact that interim Financial Statement are subject to normal and customary year-end adjustments which will not, in the aggregate, be material and such other exceptions, if any, that may be indicated in the notes to such Financial Statements. The Financial Statements present fairly in all material respects the financial position of BPC as of the dates indicated and present fairly in all material respects the results of the operations of BPC for the periods then ended, and are in accordance with the books and records of BPC, which have been properly maintained and are complete and correct in all material respects.

                  (b) None of Sellers or BPC have admitted in writing its inability to pay its debts, generally as they become due; filed or consented to the filing against it respectively of a petition in bankruptcy or a petition to take advantage of an insolvency act; made an assignment for the benefit of its creditors; consented to the appointment of a receiver for itself respectively or for the whole or any substantial part of its property; had a petition in bankruptcy filed against it; been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction.

         2.7 Absence of Certain Changes or Events. Except (i) as otherwise set forth in Schedule 2.7 hereto, or (ii) as otherwise expressly contemplated in this Agreement, since September 30, 2001, BPC has been operated only in the ordinary course, and BPC has not:

                  (a) suffered any material adverse change in its , condition (financial or otherwise), Assets, Liabilities, business or operations;

                  (b) paid, discharged or satisfied any material Liability other than in the ordinary course of business;

                  (c) written off as uncollectable any account receivable other than in the ordinary course of business;

                  (d) compromised any debts, claims or rights other than in the ordinary course of business;

                  (e) entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $25,000 or made aggregate capital expenditures or commitments in excess of $25,000;

                  (f) made any material change in any method of accounting or accounting practice;

                  (g) sold, assigned or transferred any of its Assets, including, but not limited to, any patents, trademarks, trade names, copyrights or other intangible assets, other than in the ordinary course of business;

                  (h) subjected any of its Assets, tangible or intangible, to any Lien or restriction of any nature whatsoever, except for Liens for current property taxes not yet due and payable;

                  (i) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of BPC other than in the ordinary course of business;

                  (j) hired, committed to hire or terminated any employee other than in the ordinary course of business;

                  (k) terminated or amended any material contract, license or other instrument or suffered any loss or termination or threatened loss or termination of any existing material business arrangement or supplier, the termination or loss of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on BPC's condition (financial or otherwise), Assets, Liabilities, business or operations;

                  (l) from and after the Effective Date declared or paid any dividend or other distribution or payment in respect of shares of capital stock; or

                  (m) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

         2.8 Absence of Undisclosed Liabilities. Except as and to the extent accrued or reserved for and disclosed in the Financial Statement as of and for the period ended September 30, 2001, BPC does not have any Liabilities, other than those incurred in the ordinary course of business consistent with past practice since September 30, 2001, and not exceeding $5,000 individually and $25,000 in the aggregate.

         2.9 Litigation, etc. Except as listed on Schedule 2.9 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against BPC. Except as listed on Schedule 2.9, (i) no such matter described in the previous sentence is threatened, and (ii) there are no governmental or administrative investigations or inquiries pending that involve BPC. Except as listed on Schedule 2.9, there are no judgments against or consent decrees binding on BPC or, to the Knowledge of the Sellers, any licensed professional providing services in connection with the operation of BPC. Sellers represent and warrant that any and all claims, lawsuits, actions, arbitrations or other proceedings pending or threatened against, or Liabilities of, BPC and any of the Sellers arising out of, related to or in connection with the activities of Sellers and BPC in dispute in the action filed on or about July 20, 1998 by Caremark Inc. in the Circuit Court of the Thirteenth Judicial District La Salle County, Illinois, as Case No. 98 Ch 105 against BPC, Partners in Care ("PIC"), Timmermann, Berg, Oddi and Sieverson (the "Caremark Litigation") have been finally and completely settled, released and discharged in full pursuant to the terms of that certain Confidential Settlement Agreement dated December __, 2001 among Caremark Inc., BPC, PIC, Timmermann, Berg, Oddi and Sieverson (the "Settlement Agreement"), subject to the injunction entered against the Sellers on July 31, 1998, as modified on November 8, 1999 by Judge Raccuglia, and as further modified by the terms and conditions of the Settlement Agreement.

         2.10     No Violation of Law.

                  (a) Neither any Seller nor BPC have been or is currently in violation of any applicable local, state or federal Law, order, injunction or decree, or any other requirement of any Regulatory Authority or court binding on it, or relating to its Assets or business or its advertising, sales or pricing practices.

                  (b) Neither any Seller nor BPC is currently subject to any fine, penalty, liability or disability as the result of a failure to comply with any requirement of Law, nor has any Seller or BPC received any notice of such noncompliance.

         2.11     Real and Personal Property.

                  (a) Schedule 2.11(a) sets forth a list and location of all Assets of BPC (including without limitation items of personal and mixed, tangible and intangible property), having an original or replacement cost or value greater than $500 Except as set forth on Schedule 2.11(a), BPC (i) has good and valid title to all of the Assets which it purports to own, and (ii) owns such Assets free and clear of all Liens (except for current year ad valorem taxes). All of the Assets, whether owned or leased, are in the possession and control of BPC, and, if leased, are leased subject to valid and binding leases listed on Schedule 2.12. No Affiliate of the Sellers has any claim or interest in any of the Assets that are used or useful in the business conducted by BPC or in any operations that are similar to or competitive with that business, even if geographically distant.

                  (b) BPC does not own any real property. Schedule 2.11(b) contains a true and correct description of all real property leased by BPC, including all improvements located thereon. BPC has valid and binding leases for each such property, and (i) BPC is current with respect to all payments due under such leases; (ii) BPC has complied in all material respects with its obligations under such leases, and (iii) there are no defaults under any such lease that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a material default under any such lease. Buyer has been furnished with true, correct and complete copies of all leases, deeds, easements and other documents and instruments concerning the matters listed on Schedule 2.11(b). No condemnation or similar actions are currently in effect or pending or, to the Knowledge of the Sellers, threatened against any part of any real property leased by BPC. To the Knowledge of the Sellers, there are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which might impair in any material respect the use of any such leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

                  (c) To the Knowledge of Sellers, the present zoning, subdivision, building and other ordinances and regulations applicable to the leased real property listed on Schedule 2.11(b) permit the continued operation, use, occupancy and enjoyment of such real property consistent with past practices, and, with respect to such leased real property, BPC is in compliance with, and has received no notices of violations of, any applicable zoning, subdivision or building regulation, ordinance or other Law. BPC has all rights and easements necessary for public ingress thereto and egress therefrom and for the provision of all utility services thereto, including any required curb cut or street opening permits or licenses for vehicular access over presently existing roads and driveways. No portion of the leased real property listed on
Schedule 2.11(b), or any building, structure, fixture or improvement thereon, is the subject of, or affected by, any condemnation, taking, eminent domain or inverse condemnation proceeding currently instituted or pending, and, to the Knowledge of the Sellers, none of the foregoing are, or will be, the subject of, or affected by, any such proceedings.

                  (d) The Assets of BPC (including all buildings and improvements in connection therewith) are in good operating condition and repair, ordinary wear and tear excepted, and such Assets include all rights, properties, interests in properties (leaseholds or otherwise), and other Assets necessary to permit BPC to continue its business after the Closing Date as presently conducted. BPC has only conducted its business under such names and at such locations as are identified on Schedule 2.11(d) and all of the its Assets are currently located at those locations identified on Schedule 2.11(d).

                  (e) Schedule 2.11(e) contains a complete and correct list of all trademarks, trade names, service marks, service names, brand names, copyrights, technology rights and licenses, know-how, software (including, but not limited to, operating and applications software and databases) and patents, registrations thereof and applications therefor, and any other intellectual property (collectively, the "Intellectual Property Rights") used by BPC, together with a complete list of all licenses granted by or to any Seller and/or BPC with respect to any of the foregoing. BPC holds valid licenses to all copies of software material to its business and, upon consummation of the Acquisition, will continue to hold all such licenses free and clear of all other Liens and Liabilities. None of the Sellers and BPC are in receipt of any notice of any violation of, and neither Sellers nor BPC have a reason to believe that the operations of BPC is violating, the Intellectual Property Rights of any third party.

         2.12     Contracts and Commitments.

                  (a) Schedule 2.12 contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) of, or otherwise binding the Assets and/or the business of, BPC concerning the following matters (the "Seller Agreements"):

                  (i) the lease, as lessee or lessor, or license, as licensee or licensor, of any real or personal property (tangible or intangible);

                  (ii) the employment or engagement of any officer, director, employee, consultant or agent, other than those terminable at will without severance obligation, and any covenant not to compete with any former employees;

                  (iii) any relationship or arrangement that requires financial payments in excess of $25,000.00, or performance over a period of more than 30 days;

                  (iv) any arrangement limiting the freedom of the Sellers or BPC to compete in any manner in any line of business or requiring the Sellers or BPC to share profits;

                  (v) any arrangement that could reasonably be anticipated to have a material adverse effect on BPC's condition (financial or otherwise), Assets, Liabilities, business or operations;

                  (vi) any material arrangement not in the ordinary course of business;

                  (vii) any power of attorney, whether limited or general, granted by BPC; and

                  (viii) any arrangement with customers, patients, managed care organizations, third party payors, pharmacy benefit managers or drug suppliers.

                  (b) The Sellers have delivered to Buyer true and complete copies of all of the Seller Agreements. Except as indicated on Schedule 2.12, the Seller Agreements are valid and binding in accordance with their terms, and there is not under any of such Seller Agreements (i) any existing or claimed default by BPC or event which, with the notice or lapse of time, or both, would constitute a material default by BPC, or (ii) to the Knowledge of the Sellers, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. There is no actual or, to the Knowledge of the Sellers, threatened termination, cancellation or limitation of any Seller Agreements that would have a material adverse effect on BPC's condition (financial or otherwise), Assets, Liabilities, business or operations. To the Knowledge of the Sellers, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Seller Agreements.

         2.13     Employment and Labor Matters.

                  (a) Schedule 2.13(a) sets forth a list of all current and former (within the last 12 months) full-time and part-time employees or consultants of BPC, broken down by location and which includes the name, title or position, years in service with BPC, salary, bonus and benefits information for each such person (the "Business Employees").

                  (b) BPC is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

                  (c)      Except as disclosed on Schedule 2.13(c),

                  (i) there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of BPC pending or, to the Knowledge of the Sellers, threatened before any federal, state or local agency or court that could reasonably be expected to have a material adverse effect on BPC's condition (financial or otherwise), Assets, Liabilities, business or operations , and, to the Knowledge of the Sellers, no basis for any such matter exists;

                  (ii) to the Knowledge of the Sellers, there are no inquiries, investigations or monitoring of activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise affiliated with BPC pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners;

                  (iii) BPC is not a party to any union or collective bargaining agreement, and, to the Knowledge of the Sellers, no union attempts to organize the Business Employees have been made, nor are any such attempts now threatened;

                  (iv) BPC has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of the Business Employees; and

                  (v) BPC will not incur any Liability to any Business Employees or violate any applicable laws respecting employment and employment practices as a result of the Acquisition.

         2.14     Employee Benefit Matters.

                  (a) BPC currently maintains or contributes to, and the Business Employees receive benefits or are eligible under, only the employee pension benefit plans, as defined in Section 3(2) of ERISA, as are listed on
Schedule 2.14(a) (the "Pension Plans"). Sellers and BPC have never maintained or contributed to any other employee pension benefit plan, as defined in Section 3(2) of ERISA.

                  (b) BPC currently maintains or contributes to, and the Business Employees receive benefits or are eligible under, only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability dental and vision plans) as are listed on Schedule 2.14(b) (the "Welfare Plans").

                  (c) Other than the Pension and Welfare Plans, BPC currently maintains, or contributes to, and the Business Employees receive benefits or are eligible under, only the compensation programs and/or employment arrangements, (including but not limited to, any written or unwritten incentive compensation, fringe benefit, payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, employment agreements and consulting agreements for the benefit of their officers, directors, employees, former employees, or independent contractors) as are listed on Schedule 2.14(c) (the "Compensation Programs").

                  (d) Neither BPC nor an ERISA Affiliate contributes or has contributed within the last five years to any multi-employer plan, as defined by
Section 3(37) of ERISA.

                  (e) Each Pension Plan and Welfare Plan has been operated and administered in substantial compliance with ERISA and the Code; each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS (and neither Seller nor BPC has any Knowledge that any event has occurred between the date of the last such determination and the Closing Date that would cause the IRS to revoke such determination).

                  (f) Each Pension Plan and Welfare Plan designed to satisfy the requirements of Section 125, Section 401, Section 401(k), Section 409, Section 501(c)(9), Section 4975(e)(7), and/or Section 4980B of the Code, satisfies such section.

                  (g)      No accumulated funding deficiency, as defined in
Section 302(a)(2) of ERISA, exists (whether or not waived) with respect to any Pension Plan as of the date hereof.

                  (h) All amounts required to be paid by BPC with respect to each Pension Plan, Welfare Plan and Compensation Program on or before the Closing Date have been paid.

                  (i) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former Business Employee, (ii) increase any benefits otherwise payable under any Pension Plan, Welfare Plan or Compensation Program to any Business Employee, or
(iii) result in any acceleration of the time of payment or vesting of any such benefits.

                  (j) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will result in a material increase in the premium costs of any Welfare Plan for which benefits are insured or a material increase in benefit costs of any Welfare Plan which provides self-insured benefits for which any Business Employee is a beneficiary.

                  (k) No Pension Plan is subject to a lien (or expected to be subject to a lien) under Code Section 412(n) or ERISA Section 302(f) or to tax under Code Section 4971. No Pension Plan has a "liquidity shortfall" as defined in Code Section 412(m)(5). No event has occurred in connection with a Pension Plan that could result in Liability under Title IV of ERISA. BPC has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Pension Plan.

                  (l) The assets of each Pension Plan are sufficient to provide all "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under such Pension Plan if such Pension Plan is terminated, and are also sufficient to provide all other benefits due under the Pension Plan (including, but not limited to, ancillary, disability, shutdown, early retirement and welfare benefits).

                  (m) None of the Pension Plans nor BPC nor any party in interest or disqualified person has engaged in any non-exempt "prohibited transactions" as defined in Section 406 of ERISA or Section 4975 of the Code.

                  (n) Except as disclosed in Schedule 2.14(n), no Pension Plan or Welfare Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to any Business Employee beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) retirement benefits under a Pension Plan, (iii) death benefits under a Welfare Plan, (iv) deferred compensation accrued on the books of BPC, or (v) benefits the full cost of which is borne by the Business Employee (or his or her beneficiary).

                  (o)      No "leased employee," as that term is defined in
Section 414(n) of the Code, is included among the Business Employees.

                  (p) No Liability has been, or is expected to be, incurred by BPC under Section 4062 of ERISA with respect to any Pension Plan.

                  (q) No reportable event within the meaning of Title IV of ERISA has occurred with respect to any Pension Plan.

                  (r) Sellers have furnished Buyer with correct and complete copies of each Pension Plan, Welfare Plan, and Compensation Program, together with any trust agreements, summary plan descriptions, employee informational material, IRS Forms 5500, the most recent actuarial valuation for any Pension Plan, financial statements relating thereto and participant listings.

                  (s) BPC has complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

         2.15     Insurance Policies.

                  (a) All of the Assets and the operations of BPC of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by BPC in such amounts and against such losses, casualties or risks as is required by any contract or agreement entered into by BPC. Schedule 2.15(a) contains a complete and accurate list of all insurance policies held or owned by BPC and now in force and such Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number, the amounts of coverage, the deductible in each case and all outstanding claims thereunder. Correct and complete copies of certificates of insurance for all such policies have been delivered to Buyer by the Sellers on or before the date of this Agreement. All such policies are in full force and effect and enforceable in accordance with their terms. BPC is not in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, it has not failed to file any notice or present any claim thereunder in due and timely fashion. BPC has never been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance. Schedule 2.15(a)also discloses all risks that are self-insured by BPC that in the ordinary course of business could be insured and contains copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports in respect of any insurance maintained by BPC or any predecessor of BPC during the past five (5) years.

                  (b) To the Knowledge of the Sellers, licensed professional employees of BPC (i) have not, in the last seven (7) years, filed a written application for professional malpractice insurance coverage which has been denied by an insurance agency or carrier; (ii) have been continuously insured for professional malpractice claims during the same period; and (iii) are not in default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.

                  (c) Since its incorporation, BPC has continuously maintained general professional liability (including completed operations hazard endorsement), insurance coverage on an occurrence basis at a level equal to or greater than that shown on the certificate of insurance attached hereto as
Schedule 2.15(c).

         2.16 Environmental Matters. Except as set forth in Schedule 2.16, there are no present or past Environmental Conditions relating to or which could in any way adversely affect BPC's condition (financial or otherwise), Assets, Liabilities, business or operations. For the purposes of this Agreement, "Environmental Condition" means (a) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, and (b) any noncompliance with any federal, state or local environmental Law or order as a result of or in connection with any of the foregoing.

         2.17     Taxes.

                  (a) There does not exist any Liability for Taxes which may be asserted by any Taxing authority against, and no Lien or other encumbrance for Taxes attaches to or will attach to, BPC, its business or any of the Assets other than Taxes due in respect of periods for which Tax Returns are not yet due and for which adequate accruals have been made in the Financial Statements. All Tax Returns required to be filed prior to the date hereof by BPC have been filed (other than Tax Returns for which valid and currently unexpired extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all of which are true, correct and complete; all Taxes related to periods covered by such Tax Returns, whether or not shown as owing thereon, have been timely paid in full.

                  (b) Neither Seller nor BPC has received notice of any Tax claims being asserted or any proposed assessment by any Taxing authority and no Tax Returns of BPC have been audited by the Internal Revenue Service (the "IRS") or the appropriate state agencies or Tax authorities for any fiscal year or period ended prior to the date hereof, and BPC is not presently under, nor has it received notice of any, contemplated investigation or audit by the IRS or any state agency or Tax authority concerning any fiscal year or period ended prior to the date hereof. BPC has not executed any extension or waivers of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (c) Each of BPC and any of its predecessors in interest that has employed a Business Employee has withheld or collected from each payment made to each of their employees the amount of all Taxes required to be withheld or collected therefrom and BPC and any of its predecessors in interest has paid the same to the proper tax depositories or collecting authorities.

                  (d) During the five-year period ending on the date hereof, BPC was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

                  (e) BPC is not and has not been a United States real property holding corporation within the meaning of Code Section
897(c)(1)(A)(ii).

         2.18     Licenses, Authorizations and Provider Programs.

                  (a) BPC holds all valid licenses and other rights, accreditations, permits and authorizations required by Law or ruling of any Regulatory Authority necessary to operate its business. BPC is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid programs") (Medicare and Medicaid programs and such other similar federal, state or local reimbursement or governmental programs for which BPC is eligible are hereinafter referred to collectively as the "Government Programs") and have current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which BPC directly or indirectly is presently receiving payments (such non-governmental programs herein referred to as "Private Programs"). Set forth on Schedule 2.18(a) is a correct and complete list of such licenses, accreditations, permits and other authorizations, and provider agreements under all Government and Private Programs, complete and correct copies of which have been provided to Buyer. True, complete and correct copies of all surveys of BPC or its predecessors in interest and conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past two
(2) years have been provided to Buyer.

                  (b) No violation, default, order or deficiency exists with respect to any of the items listed on Schedule 2.18(a). Neither Sellers or BPC have received any notice of any action pending or recommended by any Regulatory Authority having jurisdiction over the items listed on Schedule 2.18(a), either to revoke, withdraw or suspend any license, right or authorization, or to terminate the participation of BPC in any Government or Private Program. No event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any of the items listed on Schedule 2.18(a) or to revoke, withdraw or suspend any such license, or to terminate or modify the participation of BPC in any Government or Private Program. To the Knowledge of Seller, there has been no decision not to renew any provider or third-party payor agreement of BPC.

                  (c) BPC has timely filed all reports and billings required to be filed by it prior to the date hereof with respect to the Government and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance with all applicable laws, regulations, and principles governing reimbursement and payment claims. True and complete copies of such reports and billings for the most recent year have heretofore been made available to Buyer. BPC has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings and has no Liability under any Government or Private Program for any refund, overpayment, discount or adjustment. Except as set forth on Schedule 2.18(c),
(i) there are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to audit such prior reports or billings, and (ii) during the last two years BPC has not been audited, or otherwise examined by any Government or Private Program. There are no other reports required to be filed by BPC in order to be paid under any Government or Private Program for services rendered in connection with its business, except for cost reports not yet due.

         2.19 Inspections and Investigations. Except as set forth and described in Schedule 2.19, (a) neither the right of BPC, nor, to the Knowledge of the Sellers, the right of any licensed professional or other individual affiliated with BPC, to receive reimbursements pursuant to any Government or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action, whether by any Regulatory Authority or other third party, (b) neither BPC, nor, to the Knowledge of the Sellers, any licensed professional or other individual affiliated with BPC or who has provided services to BPC during the past three (3) years, has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Regulatory Authority, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has any Seller or BPC received any notice of deficiency during the past three years in connection with the operations of BPC's business, (c) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any Regulatory Authority having jurisdiction over BPC, its business or Assets, or requiring conformity to any applicable agreement, Law or bylaw, including but not limited to, the Government and Private Programs, and (d) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over BPC, its business or Assets to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing Law or standard. Attached as part of Schedule 2.19 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

         2.20 Certain Relationships. Except as set forth on Schedule 2.20, neither BPC nor any Seller has:

                  (a) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind ("Remuneration") to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

                           (i) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

                           (ii) payments for the use of premises leased to or from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest;

                           (iii) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

                  (b) offered, paid, solicited or received any Remuneration (excluding fair market value payments for services, equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to:

                           (i) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to BPC; or

                           (ii) discounts, rebates, or other reductions in price on a good or service received by BPC;

                  (c) offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item;

                  (d) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to BPC;

                  (e) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for BPC; or

                  (f) entered into any agreement providing for the referral of any patient for the provision of goods or services by BPC, or payments by BPC as a result of any referrals of patients to BPC.

         2.21 Stark; Fraud and Abuse; False Claims. Neither BPC nor persons and entities providing professional services to BPC have engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, 42 U.S.C. ss. 1395nn or 31 U.S.C. ss. 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         2.22 Rates and Reimbursement Policies. To the Knowledge of the Sellers, except for ethical limitations, the jurisdictions in which BPC conducts business do not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by BPC. BPC has no rate appeal currently pending before any Regulatory Authority or any administrator of any Private Programs. None of the Sellers have Knowledge of any applicable Law, which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement of any such legal requirement proposed or currently pending in the jurisdictions in which BPC does business, which would have a material adverse effect on BPC or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients or require BPC to obtain any necessary authorization which it does not currently possess.

         2.23 Changes in Laws. To the Knowledge of the Sellers there are no pending changes in applicable Law that would prevent BPC from conducting its business in substantially the same manner as its business is currently conducted prior to the Closing Date.

         2.24 Patients and Orders. A list of all patients or customers of BPC during the last twelve months and a list of all outstanding orders from such customers or patients have been made available to Buyer.

         2.25 Controlled Substances. Neither BPC nor its officers, directors, and employees and, to the Knowledge of Sellers, persons who provide professional services to BPC have, in connection with their activities directly or indirectly related to BPC, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. ss. 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

         2.26 Inventories. All items of inventory of BPC consist, and will consist of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted standards in the industry. Except as set forth on Schedule 2.26, since September 30, 2001, no inventory items have been sold or disposed of, except through sales in the ordinary course of business, and in no event at prices less than book value of such inventory items as of September 30, 2001.

         2.27     Business Relationships.

                  (a) Except as disclosed on Schedule 2.27(a), the relationships between BPC and all customers, clients, third party payors, patients, Business Employees and vendors who receive goods and services from or provide goods and services to BPC are satisfactory, and the Sellers have no Knowledge of (i) any facts or circumstances which could reasonably be expected to materially alter, negate, impair or in any way adversely affect the continuity of any such relationships or (ii) any complaints, claims, threats, plans or intentions to discontinue or curtail relations under any such relationships. BPC has no obligation to obtain the return of goods in the possession of customers or patients.

                  (b) Except as disclosed on Schedule 2.27(b), the Sellers have no Knowledge of any present or future condition or state of facts or circumstances which would prevent BPC from carrying on its business after the Closing Date in the same manner as it is presently being carried on.

         2.28     Absence of Certain Business Practices. Except as set out on
Schedule 2.28, neither BPC, nor any Seller, officer, director, employee or agent of BPC, nor any other person or entity acting on behalf of BPC, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom BPC has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder BPC (or assist BPC in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject BPC to any damage or penalty in any civil, criminal or governmental litigation or proceeding. Neither BPC, nor, to the Knowledge of the Sellers, any officer thereof has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the entities' funds or been reimbursed from the entities' funds for any such payment, or is aware that any other person associated with or acting on behalf of BPC has engaged in any such activities.

         2.29 Accounts Receivable. The accounts receivable reflected in the most recent balance sheet for BPC, separately included in the Financial Statements referred to in Section 2.6 hereof, and all accounts receivable arising between December 31, 2000 and the date hereof, arose from bona fide transactions in the ordinary course of business. The accounts receivable reflected on such balance sheet, have been in all material respects properly recorded and reserved against consistent with GAAP and past practice. No such account receivable has been assigned or pledged to any other person, firm or corporation or, to the Knowledge of the Sellers, is subject to any right of set-off. Reasonable provision has been made in the Financial Statements for collection losses, contractual discounts and other adjustments from third party payers.

         2.30     Related Party Transactions. Except as set forth in Schedule
2.30 hereto, there are no existing arrangements or proposed transactions between BPC, and (a) any Seller or any officer or director of BPC or any member of the immediate family of any of the foregoing persons (such Sellers, officers, directors and family members being hereinafter individually referred to as a "Related Party"), (b) any business (corporate or otherwise) which a Related Party owns, or controls directly or indirectly, or in which a Related Party has an ownership interest, or (c) between any Related Party and any business (corporate or otherwise) with which BPC regularly does business. True, complete and correct copies of all such arrangements and proposed transactions set forth on Schedule 2.30 have been provided to Buyer.

         2.31 Places of Business. Since its formation, BPC has conducted its business only at those offices and warehouses identified on Schedule 2.31, and maintains inventory only at those locations identified on Schedule 2.31.

         2.32     Eligibility Under Section 338(h)(10).  Sellers represent that:

                  (a) BPC made a valid election under Section 1362 of the Code to be treated as an S corporation as defined in Code Section 1361, which election was acknowledged by the IRS. The election has remained in effect since that date without revocation, cessation or termination, and BPC has qualified to be taxed under the provisions of Subchapter S of the Code and under applicable similar provisions of state income tax law for all periods. BPC is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) (the "338(h)(10) Election") with respect to BPC.

                  (b) BPC does not own any Assets the transfer or disposition of which would result in the imposition of Taxes under Section 1374 of the Code.

         2.33 Statements True and Correct. No representation or warranty made herein by any Seller, nor in any statement, certificate or instrument to be furnished to Buyer by BPC or any Seller pursuant to any Acquisition Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.


                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Sellers as follows:

         3.1 Organization, Authority and Capacity. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by it, and (ii) carry on its business as it has been and is now being conducted and to own and lease the Assets which it now owns or leases. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on its ability to perform its obligations under the Acquisition Documents.

         3.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by Buyer have been duly authorized by all necessary corporate action by Buyer. The Acquisition Documents to be executed and delivered by Buyer have been or will be, as the case may be, duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or by general principles of equity whether considered in a proceeding in law or in equity.

         3.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Buyer of the Acquisition Documents to be executed and delivered by it: (a) do not and will not (i) require the consent of or notice to any Regulatory Authority or any other third party, and (ii) conflict with any provision of Buyer's charter or bylaws; and (b) do not and will not (i) conflict with or result in a violation of any Law, ruling, judgment, order or injunction of any court or Regulatory Authority to which Buyer is a party or by which Buyer or any of its Assets are bound; and (ii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice or consent under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is a party or by which any of Buyer's Assets are bound.

         3.4 Statements True and Correct. No representation or warranty made herein by Buyer, nor in any statement, certificate or instrument to be furnished to the Sellers by Buyer pursuant to any Acquisition Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained therein not misleading.


                                    ARTICLE 4
                              ADDITIONAL AGREEMENTS

         4.1 Access to Seller and BPC Information. At such times prior to the Closing as shall be mutually agreeable, Sellers and BPC will afford the officers and authorized representatives of Buyer access upon reasonable notice to all of the Assets, books and records of BPC and will furnish such parties with such additional financial, operating and other information as to the business and Assets of BPC as such parties may from time to time reasonably request. Buyer shall also be allowed access, upon reasonable notice and as shall be mutually agreeable, to consult with the officers, employees, accountants, counsel and agents of BPC in connection with such investigation. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under this Agreement.

         4.2      No Shop. From the date of this Agreement until the Closing,
(a) none of the Sellers nor BPC or any of its subsidiaries, officers, directors, or the directors and officers of its subsidiaries, nor any of their respective Affiliates shall, and each of them shall cause each of their respective (and, with respect to BPC, its subsidiaries') employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by BPC and any or all of the Sellers or any of BPC's subsidiaries and any individual member or employee of the foregoing) not to, directly or indirectly (i) initiate, solicit or seek, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving any equity securities of BPC or any of its subsidiaries, or any purchase of all or a substantial portion of the assets of BPC (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (iii) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal; (b) BPC will cease any current discussions regarding any Acquisition Proposal or similar transaction and (c) BPC will promptly notify Buyer in the event that BPC receives any unsolicited indication of interest or proposal concerning an Acquisition Proposal.

         4.3 Affirmative Covenants of Sellers and BPC. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, BPC and Sellers shall:

                  (a) operate the business of BPC only in the usual, regular, and ordinary course of business, consistent with past practices;

                  (b) use reasonable commercial efforts (i) to preserve intact its business organization, licenses, permits, Government Programs and Private Programs of BPC and
                           (ii) maintain BPC's present relationship with suppliers and customers;

                  (c) use reasonable commercial efforts to retain the services of its employees, agents and consultants on terms and conditions not less favorable than those existing prior to the date hereof;

                  (d) keep and maintain BPC's Assets in their present condition, repair and working order, except for normal depreciation and wear and tear, and maintain its insurance, rights and licenses;

                  (e) pay all accounts payable of BPC in accordance with past practice and collect all accounts receivable in accordance with past practice;

                  (f) confer on a regular and frequent basis with one or more designated representatives of Buyer to report material operational matters and to report the general status of ongoing business operations of BPC;

                  (g) make available to Buyer true and correct copies of all internal management and control reports (including aging of accounts receivable, listings of accounts payable, and inventory control reports) and financial statements related to BPC;

                  (h) cause all Tax Returns to be prepared and filed on or before the date such Tax Return is required to be filed (taking into account any extensions of the filing deadlines granted); provided, however, that any such Tax Return shall not be filed without a reasonable opportunity for prior review and comment by Buyer;

                  (i) as soon as reasonably practicable after they become available, but in no event more than thirty (30) days following the end of each calendar month, deliver to Buyer true and complete copies of monthly financial statements of BPC for each calendar month ending subsequent to the date hereof in the format historically utilized by BPC;

                  (j) perform in all material respects all obligations under agreements relating to or affecting its Assets, except for the failure of which performance would not have a material adverse effect on BPC's condition (financial or otherwise), Assets, Liabilities, business or operations;

                  (k) keep in full force and effect present insurance policies or other comparable insurance coverage; and

                  (l) notify Buyer of (i) any event or circumstance which is reasonably likely to have a material adverse effect on BPC's condition (financial or otherwise), Assets, Liabilities, business or operations or would cause or constitute a breach of any of Sellers' representations, warranties or covenants contained herein; or (ii) any unexpected change in the normal course of business or in the operation of the Assets of BPC, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material Asset or aspect of BPC's business. Sellers shall keep Buyer fully informed of such events and permit Buyer's representatives prompt access to all materials prepared in connection therewith.

         4.4      Negative Covenants of Sellers.

                  (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Sellers and BPC will not do any of the following without the prior written consent of Buyer:

                  (i) take any action which would (a) adversely affect the ability of any party to the Acquisition Documents to obtain any consents required for the transactions contemplated thereby, or (b) adversely affect the ability of any party hereto to perform its covenants and agreements under the Acquisition Documents;

                  (ii) amend any of its organizational or governing documents, except as provided herein or for the purpose of accomplishing the transactions contemplated by this Agreement;

                  (iii) allow any material Asset of BPC to become subject to any Lien not in existence as of the date of this Agreement;

                  (iv) other than pursuant to the Acquisition Documents, sell, pledge or encumber, or enter into any contract to sell, pledge or encumber, any interest in the Assets of BPC;

                  (v) purchase or acquire any Assets of BPC, or sell or dispose of any Assets of BPC, except in the ordinary course of business and consistent with past practices;

                  (vi) except for the employment agreements contemplated herein, grant any increase in compensation or benefits to the employees or officers of BPC, except in accordance with past practice; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect as of the date hereof and disclosed on the Schedules hereto; enter into or amend any severance agreements with officers of BPC; or grant any material increase in fees or other increases in compensation or other benefits to directors of BPC except in accordance with past practice;

                  (vii) except for the employment agreements contemplated herein, enter into or amend any employment contract between BPC and any Person (unless such amendment is required by Law) that BPC does not have the unconditional right to terminate without Liability (other than liability for services already rendered), at any time on or after the Closing Date;

                  (viii) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

                  (ix) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

                  (x) commence any litigation other than in accordance with past practice, settle any litigation involving any Liability of BPC for material money damages or restrictions upon the operations of its business;

                  (xi) except in the ordinary course of business and which is not material, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

                  (xii) except in the ordinary course of business and, even if in the ordinary course of business, then not in an amount to exceed $25,000 in the aggregate, make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor, related to BPC;

                  (xiii) take any action, or omit to take any action, which would cause any of the representations and warranties contained in Article 2 to be untrue or incorrect; or

                  (xiv) make any loan to any Person or increase the aggregate amount of any loan currently outstanding to any Person.

         4.5 Public Announcements. Each party hereto agrees (i) not to disclose any aspect of the discussions, negotiations, terms, status or conditions relating to the transactions contemplated herein to any third party other than their respective officers, directors, authorized employees and authorized representatives and then only on a need to know basis and shall cause and require all such persons to whom such information is disclosed to abide by the provisions of this Section 4.5, and (ii) not to issue any press release or other general public announcement (including in any trade journal or other publication) of the transaction, in either case, without the prior written consent of each of the parties hereto, except to the extent that disclosure may be required by law, in which case the party required to made such disclosure will give the other party prior written notice, and except that Sellers acknowledge that Buyer shall issue a press release promptly upon the execution of this Agreement.

         4.6      RESERVED..

         4.7 Use of Names. On and after the Closing Date, each Seller shall cease to use any names and marks listed on Schedule 2.11(e) or any derivation thereof or other name confusingly similar thereto for any commercial or other public purpose except on behalf of BPC and in accordance with his employment agreement with BPC.

         4.8 Conditions to Closing. BPC, Sellers and Buyer agree to use their commercially reasonable efforts to satisfy the closing conditions set forth in Articles 5 and 6 of this Agreement by January 15, 2002, and if not by such time, as soon thereafter as possible.

         4.9      RESERVED.

         4.10     Tax Matters.

                  (a)      Tax Returns.

                  (i) Except for Tax Returns required pursuant to Section 4.10(e) below, Sellers shall prepare (or cause to be prepared) and BPC shall timely file for all taxable periods ending on or before the Effective Date (a "Pre-Effective Period") all Tax Returns required to be filed after the Effective Date by or on behalf of BPC (the "Pre-Effective Period Tax Returns"). The preparation of such Tax Returns and the positions taken thereon shall be consistent in all respects with BPC's past tax accounting principles and practices.

                  (ii) BPC shall prepare and timely file (or cause to be prepared and timely filed) for all taxable periods beginning before and ending after the close of the Effective Date (a "Straddle Period"), all Tax Returns required to be filed after the Effective Date by BPC. For purposes of this Agreement, the portion of the Straddle Period ending on and including the Effective Date shall be referred to as the "Pre-Effective Straddle Period" and the portion of the Straddle Period beginning after the Effective Date shall be referred to as the "Post-Effective Straddle Period".

                  (iii) All Tax Returns referred to in Section 4.10(a)(i) shall be subject to review and approval by the Buyer, and all Tax Returns referred to in Section 4.10(a)(ii) which affect the Liability of Sellers for Taxes pursuant to this Agreement or otherwise shall be subject to review and approval by Sellers, in each case prior to filing, and such approval shall not be unreasonably withheld or delayed by either such party. The party charged with responsibility to prepare a Tax Return subject to review (the "Preparing Party") shall present such Tax Return to the other party (the "Reviewing Party") no less than thirty (30) days prior to the due date (including extensions) for filing the Tax Return. The parties shall cooperate with one another by making available for review all related work papers and analyses utilized in preparing the Tax Return and all related books, records and personnel for this purpose without cost. Within fifteen (15) days after receipt of the Tax Return, the Reviewing Party shall communicate to the Preparing Party as to whether it concurs with the Tax Return or, if not, stating its exceptions thereto, together with the reasons and supporting information relating to such exceptions. If there are no such exceptions or such exceptions are resolved by the parties, then such resolution shall be the final determination. If such exceptions cannot be resolved by the parties within ten (10) business days after delivery of the list of exceptions, the dispute shall be submitted to an independent tax consultant who shall make a final determination in accordance with the terms of this Agreement within fifteen (15) days after submission to such independent tax consultant. The independent tax consultant shall be one of the "Big Five" public accounting firms or a law firm with a nationally recognized tax practice with no material relationship to the parties or their Affiliates, and such independent tax consultant shall be chosen by agreement of the parties, or if they are unable to agree, chosen by lot from an equal number of nominees submitted by each party. The fees and expenses of the independent tax consultant shall be allocated by it in inverse proportion to the adjustment granted the Reviewing Party. For example, if such tax consultant grants a portion of the exceptions proposed by the Reviewing Party that results in an adjustment to the amount of Taxes owed that is 25% of the total adjustment to the amount of Taxes owed that would have occurred had all of the Reviewing Party's proposed exceptions been granted, it shall assess the Reviewing Party with 75% of its fees and expenses. The independent tax consultant's decision shall be final and binding upon, and non-appealable by, the parties.

                  (b) Refunds. The Buyer agrees to, and shall cause BPC to, cooperate in obtaining any refunds of Taxes for Pre-Effective Period Tax Returns and the Pre-Effective Straddle Periods and to promptly remit to Sellers any such refunds received by the Buyer or BPC net of any Taxes incurred by the Buyer or BPC provided that such refunds were not reflected on the Final Effective Date Balance Sheet. Any reasonable out-of-pocket costs or expenses incurred by the Buyer or BPC in obtaining such refunds shall be borne by Sellers. In no event shall Sellers be entitled to file an amended return or otherwise make a claim for refund (or have such an amended return filed or such claim made on its behalf) without the prior approval of the Buyer.

                  (c)      Tax Characterization. Any payments made pursuant to
(i) this Section 4.10, (ii) the indemnity provisions of Article 8, or (iii) the purchase price adjustment provisions of this Agreement, shall be treated by each of the parties hereto as an adjustment to the Purchase Price paid by the Buyer for the Shares for all Tax and financial accounting purposes. The parties hereto agree to account for the transactions contemplated herein in a manner consistent with all the provisions of this Agreement when filing their respective Tax Returns and the Tax Returns of BPC.

                  (d)      Post-Closing Audits and Other Proceedings.

                  (i) Sellers, on the one hand, and Buyer on the other hand, each agree, at its own expense (except to the extent such expense, incurred to third parties, is subject to indemnification pursuant to Section 8), to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to BPC as is reasonably necessary or is reasonably requested for the preparation of any return for Taxes, any claim for refund or any audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

                  (ii) Sellers on the one hand, and the Buyer, on the other hand, each agree to give prompt notice to each other of any written inquiry by a Tax authority, scheduling of an examination or proposed adjustment with respect to Taxes involving BPC for any Pre-Effective Period or any Pre-Effective Straddle Period. Sellers and the Buyer shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving BPC for such periods and each may participate at its own expense; provided, however, that Sellers shall have the right to control the conduct of any such audits or proceedings to the extent such audits or proceedings relate to a proposed adjustment that could adversely affect the Liability of Sellers for Taxes pursuant to this Agreement or otherwise. The Buyer also may, at its own expense, be present in any such audit or proceeding and, if Sellers do not assume the defense of any such audit or proceeding, the Buyer or BPC may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving forty-five (45) days' prior written notice to Sellers setting forth the terms and conditions of settlement, provided that Sellers have not objected within thirty (30) days of receipt of such notice and assumed control of the audit. In the event that a potential adjustment is present in an audit or proceeding (otherwise controlled by Sellers) for which the Buyer or BPC would be liable and not entitled to indemnification hereunder, the Buyer and BPC shall have the right, at its expense, to control the audit or proceeding with respect to such proposed adjustment. With respect to a proposed adjustment which could adversely affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise, on the one hand, and the Liability of the Buyer or BPC for Taxes pursuant to this Agreement or otherwise, on the other hand, (i) Sellers and the Buyer and BPC each may participate in the audit or proceeding, and (ii) any issues with respect to the proposed adjustment or otherwise pertaining to the audit or proceeding shall be decided jointly by Sellers and the Buyer. Notwithstanding the foregoing provisions of this Section, the parties to this Agreement shall endeavor to agree on a joint representative or representatives in any proceeding in which each is entitled to and desires to be represented. Notwithstanding the foregoing, neither Sellers nor any of the Affiliates shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which may adversely affect the liability for Taxes of Buyer, or any subsidiary of Buyer, without the prior written consent of Buyer.

                  (e)      338(h)(10) Election -

                  (i) Buyer and Sellers shall make timely 338(h)(10) Elections. Buyer and Sellers shall (A) take, and cooperate with each other to take, all actions necessary and appropriate (including, without limitation, the preparation, completion and timely joint filing by Buyer and Sellers of Form 8023, and the preparation, completion and timely filing of such other forms, returns, elections, schedules and other documents and instruments) to effect, perfect and preserve a timely 338(h)(10) Election in accordance with Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder and similar provisions under state or local law; (B) report the purchase and sale of the BPC consistent with the 338(h)(10) Elections; and (C) take no position contrary thereto or inconsistent therewith in any Tax Return, or in any discussion with our any proceeding before any Taxing authority or other governmental body or otherwise.

                  (ii) The Consideration and all other items that comprise the "modified aggregate deemed sale price" (as defined in, and required to be allocated pursuant to,
                           Section 338(h)(10) of the Code) with respect to the stock of BPC (the "Allocable Consideration") shall be in accordance with the "Allocation Schedule" to be prepared by Buyer. If Buyer determines that there is an increase or decrease in the Allocable Consideration, then the adjusted Allocation Consideration shall be allocated as shown on a revised allocation schedule (the "Revised Allocation Schedule") to be prepared by Buyer. The allocation set forth in such Allocation Schedule, or the Revised Allocation Schedule if there is an adjustment to Allocable Consideration, shall comply with the rules of Section 338 of the Code and the Treasury Regulations promulgated thereunder and Buyer and Sellers agree that such Allocation Schedule shall allocate Purchase Price among Class I, Class II and Class III assets as currently defined in the instructions to IRS Form 8023 (or as revised at the time of filing) in accordance with the book value of such assets as shown on the Final Effective Date Balance Sheet, and any excess shall be allocated as set forth on Schedule 4.10(e)(ii). Buyer, BPC and the Sellers agree to be bound by the allocation set forth in the Allocation Schedule (or the Revised Allocation
                           Schedule if there has been an adjustment to the consideration paid) for all purposes of Tax reporting. The Buyer shall prepare and deliver the Allocation Schedule to Sellers within ninety (90) days after the Closing Date. The Buyer shall prepare and deliver the Revised Allocation Schedule, if applicable, to Sellers within ninety (90) days after the adjustment of the consideration paid occurs.

                  (iii) From the date hereof until the Closing Date, the Sellers shall take all actions necessary to ensure, and shall refrain from taking any actions that would prevent, and will cause BPC to take all actions necessary to ensure and to refrain from taking any actions that would prevent, the continuing qualification of BPC as an S corporation, and the continuing eligibility of BPC and the Sellers to make 338(h)(10) Elections.

         4.11 Title Search; Discharge of Liens. As soon as practicable after the date hereof, but in no event later than the Closing, Sellers shall (i) each use commercially reasonable efforts to ascertain all Liens, if any, to which any of the Assets are subject, (ii) notify Buyer in writing of the nature and extent thereof, and (iii) on or prior to the Closing, take such actions, or cause BPC to take such actions, as are necessary to discharge all such Liens. Without limiting the generality of the foregoing, Sellers shall obtain and provide to Buyer Uniform Commercial Code searches (conducted as soon as possible after the date hereof, but in no event later than the Closing) of filings made pursuant to
Article 9 thereof in mutually agreed jurisdictions.

         4.12 Transfer Taxes. Sellers and Buyer shall share equally (a) all transfer and documentary taxes and fees imposed with respect to instruments of conveyance in the transaction contemplated hereby and (b) all sales, excise and other transfer or similar taxes on the transfer of the shares contemplated hereunder, provided that any transfer taxes resulting solely from the 338(h)(10) Election shall be paid by Buyer. Buyer and Sellers shall cooperate with one another in promptly making any filings in connection with any such taxes. Buyer or Seller, as the case may be, shall execute and deliver to each other, at Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such transfer, documentary sales, or excise tax.

         4.13 Caremark Litigation. Sellers acknowledge and agree that Buyer's willingness to execute and deliver this Agreement, and consummate the Acquisition, was expressly contingent upon BPC and Sellers settling the Caremark Litigation and obtaining the settlement, release and discharge of any and all claims, lawsuits, actions, arbitrations or other proceedings pending or threatened against, or Liabilities of, BPC and any of the Sellers arising out of, related to or in connection with the activities of Sellers and BPC in dispute in the Caremark Litigation. Buyer agrees and acknowledges that the settlement of the Caremark Litigation is subject to the terms and conditions of the Settlement Agreement.

         4.14 Partners in Care. Sellers agree that, as soon as reasonably practicable, they will cause PIC to cease all operations and be permanently liquidated and dissolved.


                                    ARTICLE 5
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer to consummate the Acquisition is subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

         5.1 Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement, or any document or instrument delivered to Buyer hereunder, shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing on a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

         5.2 Performance; Covenants. All of the terms, covenants and conditions of the Acquisition Documents to be complied with or performed by each of BPC and Sellers at or prior to Closing shall have been complied with and performed in all material respects including, but not limited to, the delivery of the following documents:

                  (a) A certificate of existence regarding BPC certified by the Secretary of State of its state of incorporation dated within ten (10) business days of the Closing;

                  (b) A certificate dated as of the Closing Date signed by the Sellers and the Chief Executive Officer or President of BPC certifying to the satisfaction of the conditions in Section 5.1 and that Sellers and BPC have fulfilled all of the conditions of this Article 5;

                  (c) Copies of each of the consents or approvals identified on Schedule 2.3 hereto;

                  (d) A copy of resolutions duly adopted by BPC authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and in full force and effect as of Closing by its Secretary or an Assistant Secretary;

                  (e) A certified copy of the Articles of Incorporation, and all amendments thereto, of BPC from its state of incorporation, dated the most recent practical date prior to Closing;

                  (f) A copy of the Bylaws, and all amendments thereto, of BPC, certified as true and in full force and effect as of Closing by its Secretary or Assistant Secretary;

                  (g) Incumbency certificates certifying the identity of the officers of BPC ;

                  (h) A certificate from the Missouri Department of Revenue, and from any other applicable state or local taxing authority stating that no state corporate, sales or use taxes are owed by BPC;

                  (i) All books and records pertaining to BPC's business, including all corporate and other records, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by Buyer including minute books and stock records; and

                  (j) Payoff letters satisfactory to Buyer with respect to all indebtedness of BPC for borrowed money.

         5.3 Necessary Consents and Approvals. Buyer shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law shall have expired, necessary in order for Buyer to consummate the Acquisition.

         5.4 Confidentiality Agreement. That certain Confidentiality Agreement entered by and between BPC and Buyer in connection with the transactions contemplated by this Agreement shall be terminated pursuant to this
Section 5.4 effective as of the Closing Date.

         5.5 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court or Regulatory Body to enjoin, restrain, prohibit or obtain substantial damages in respect of, this Agreement or the consummation of the Acquisition.

         5.6 Escrow Agreement. All of the Sellers shall execute an Escrow Agreement with Buyer substantially in the form attached hereto as Exhibit 5.6.

         5.7 Legal Opinion. Buyer shall have received an opinion of counsel to Sellers substantially in the form attached hereto as Exhibit 5.7.

         5.8 Non-Competition Agreements. Berg, Oddi and Timmermann each shall execute a confidentiality and covenant not to compete agreement with Buyer in substantially the form attached hereto as Exhibit 5.8(a). Bingham, Sloan, Rodgers and Sieverson each shall execute a confidentiality and covenant not to compete agreement with Buyer in substantially the form attached hereto as
Exhibit 5.8(b).

         5.9 Employment Agreements. BPC shall have entered into an employment agreement with each Seller in substantially the forms attached hereto as Exhibits 5.9(a)-(g).

         5.10 Audited Financial Statements. An unqualified accountants audit opinion shall have been delivered to Buyer following an audit of Sellers for the 9 month period ending September 30, 2001 by Ernst & Young LLP conducted at Buyer's cost.

         5.11 Share Certificates; Stock Powers. Sellers shall deliver possession of the stock certificates evidencing the Shares in BPC to Buyer at Closing, together with executed stock powers conveying unencumbered title to said Shares to Buyer.

         5.12 Resignations and Releases. Sellers shall have tendered their resignations as directors and officers of BPC; and all other directors and officers shall have tendered their resignations. As part thereof, all Sellers, officers and directors shall have released all claims against BPC, whether contingent, known or unknown.

         5.13 Insurance. A Certificate from each insurance company providing coverage to BPC, setting forth all coverages in effect together with the amount thereof shall be provided to Buyer.

         5.14 Phantom Stock. Prior to Closing, that certain Phantom Stock Agreement by and between BPC and Denise Koesterman shall be terminated and, as part thereof, Denise Koesterman shall have released all claims against BPC, whether contingent, known or unknown.

         5.15 Seller Stock Agreements. Prior to Closing, all of the Seller Stock Agreements shall be terminated and any such agreements entered into solely by and among any or all of BPC and any of the Sellers shall be terminated pursuant to this Section 5.15 effective as of the Closing Date.


                                    ARTICLE 6
                      CONDITIONS TO OBLIGATIONS OF SELLERS

         The obligations of the Sellers to close the Acquisition are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

         6.1 Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement, or any document or instrument delivered to any party hereunder, shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

         6.2 Performance; Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer at or prior to the Closing shall have been complied with and performed in all material respects, including, but not limited to delivery of the following documents:

                  (a) A certificate dated as of the Closing Date signed by a duly authorized officer of Buyer certifying the satisfaction of the condition in Section 6.1 and that Buyer has fulfilled all of the conditions of this
Article 6;

                  (b) Resolutions adopted by the Board of Directors of Buyer in form and substance satisfactory to the Sellers approving the execution, delivery and performance of this Agreement and the consummation of the Acquisitions, certified by the Secretary of Buyer;

                  (c) An incumbency certificate certifying the identity of the officers of Buyer;

                  (d) A certificate of existence regarding the Buyer certified by the Secretary of State of Delaware dated within ten (10) business days of the Closing;

                  (e) A certified copy of the Charter and all amendments thereto of Buyer certified by the Secretary of State of Delaware and dated the most recent practical date prior to Closing; and

                  (f) A copy of the Bylaws, and all amendments thereto, of Buyer certified as true and in full force and effect as of Closing by the Secretary or Assistant Secretary of Buyer.

         6.3 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court or Regulatory Authority to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Acquisition.

         6.4 Purchase Price. Buyer shall pay the portion of the Purchase Price to be delivered at Closing as specified in Section 1.5.

         6.5 Escrow Agreement. Buyer shall execute an Escrow Agreement with the Sellers in substantially the form attached hereto as Exhibit 5.6.

         6.6 Employment Agreements. BPC shall have entered into an employment agreement with each Seller in substantially the forms attached hereto as Exhibits 5.9(a)-(g).


                                    ARTICLE 7
                                   TERMINATION

         7.1 Right of Termination. This Agreement and the Acquisition may be terminated at any time prior to the Closing Date:

                  (a)      By the mutual written consent of Buyer and Sellers.

                  (b) By Buyer in the event that the conditions set forth in Article 5 of this Agreement shall not have been satisfied or waived by January 15, 2002, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of Buyer.

                  (c) By Sellers in the event that the conditions set forth in Article 6 of this Agreement shall not have been satisfied or waived by January 15, 2002, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of any Seller or BPC.

                  (d) By Sellers or Buyer if the Closing shall not have occurred by March 15, 2002.

         7.2 Effect of Termination. In the event of termination in accordance with Section 7.1, this Agreement shall become void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant thereto and for any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements contained in the Acquisition Documents prior to termination.


                                    ARTICLE 8
                                 INDEMNIFICATION

         8.1 Survival of Representations and Warranties. All covenants, representations and warranties made by Sellers and BPC in this Agreement or pursuant hereto or in any certificate delivered pursuant hereto SHALL SURVIVE the Closing Date for the time periods indicated in this Article 8. The representations, warranties, covenants and agreements made by either of the Sellers or BPC shall not be affected or deemed waived by reason of the fact that Buyer or its representatives should have known that any such representations, warranties, covenants or agreements are or might be inaccurate in any respect. Except as set forth in this Agreement, any furnishing of information to Buyer by either of the Sellers or BPC, pursuant to, or otherwise in connection with, this Agreement shall not waive Buyer's right to rely on any representation, warranty, covenant or agreement made by any of the Sellers or BPC.

         8.2      Tax Indemnity.

                  (a) Sellers jointly and severally agree and shall indemnify and hold harmless the Buyer and BPC (collectively the "Indemnitees"), from and against any and all Taxes or related costs (i) imposed on or incurred by Sellers or BPC for any taxable year or taxable period ending on or prior to the close of the Effective Date (including any short periods up to and including the close of the Effective Date and any Pre-Effective Straddle Period (with Taxes with respect to the Pre-Effective Straddle Period determined on a "closing of the books basis" by assuming that the books of BPC were closed at the close of the Effective Date; provided, however that real and personal property taxes shall be calculated on an annual basis, and apportioned on a daily basis)), (ii) imposed on or incurred by Buyer or BPC arising out of the purchase contemplated hereby, (iii) imposed on or incurred by the Indemnities resulting solely as a result of BPC having been included in any consolidated, combined or unitary Tax Return for any Taxable period (or portion thereof) ending on or before the Effective Date pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulations; (iv) imposed on BPC, or for which BPC may otherwise be liable, resulting from any Section 338(h)(10) Election (including, but not limited to any Taxes under Section 1374 of the Code or any Taxes imposed with respect to the transactions contemplated by this Agreement by a state, local or foreign jurisdiction that does not have provisions similar to the election available under Section 338(h)(10) of the
Code), or from BPC ceasing to be a member of any consolidated, combined or unitary group; (v) arising as a result of a breach of any of the representations or covenants related to Tax matters contained in this Agreement, and (vi) imposed on or incurred by the Buyer, or Sellers with respect to reasonable attorneys' fees and expenses with respect to contesting any of the indemnified Taxes referred to in clause (i) and (ii), above incurred by the Buyer or BPC, as well as any applicable interest, penalty or additional charge with respect to such Taxes. Sellers jointly and severally agree and shall indemnify Indemnitees from and against any and all sales, transfer and other like taxes and recording fees payable in connection with this

Agreement or the transactions contemplated hereby solely to the extent Sellers have agreed to pay such taxes under Section 4.12.

                  (b) Sellers shall not be required to indemnify the Indemnitees in respect of any Tax or related costs until there occurs a Final Determination (as defined below) of the liability of the Indemnitees for the Tax (and any interest, penalties and additions to the Tax) asserted to be payable as a result of any proposed adjustment, unless Sellers elect not to contest or defend against the proposed adjustment of the Tax. A "Final Determination" shall mean (i) a decision, judgment decree or other order by any court of competent jurisdiction, which decision, judgment, or decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, (ii) a closing agreement entered into under Section 7121 of the Code or other State authority, or any other settlement agreement entered into in connection with an administrative or judicial proceeding with the consent of Sellers, or (iii) the expiration of the time for instituting a claim for refund, or if such claim was filed, the expiration of the time for instituting a suit with respect thereto. If Sellers elect to protest a proposed adjustment and payment is required in order to contest the adjustment, Sellers shall deposit an amount equal to the Taxes in dispute with the Indemnitees (a "Tax Deposit"), and the Indemnitees shall, upon the receipt of such Tax Deposit from Sellers, promptly remit such Tax Deposit to the tax authority or court, as requested by Sellers, and properly designate the nature of such amount. Any interest expense which is stopped as a result of such Tax Deposit shall be for the account of Sellers. If the Indemnitees subsequently receive a refund, in whole or in part, of the Tax Deposit or interest, penalties, or additions to Tax paid with funds advanced by Sellers, the Indemnitees shall within thirty (30) days of such receipt pay to Sellers the amount of such refund, plus the amount of any additional interest received from the IRS thereon. Within thirty (30) days after a Final Determination of, or the election of Sellers not to contest or defend against, the Liability of the Indemnitees for which Sellers are required to make an indemnity payment hereunder Sellers shall pay the Indemnitees any excess of such full amount due over any advances or Tax Deposits previously made by Sellers (net of any prior return to Sellers of such advances or Tax Deposits) pursuant to this indemnity and any other payments previously made by Sellers with respect to such Taxes. The Buyer shall cooperate fully with Sellers in obtaining any refund or return of any Tax Deposits previously made by Sellers where so requested by Sellers. In the event that any Tax Deposit made by Sellers has been applied to any Taxes payable by the Buyer or BPC which are not subject to indemnification under this Section 8.2, the Buyer or BPC shall pay to Sellers an amount equal to the portion of the Tax Deposit so applied, together with any applicable interest savings actually realized by the Buyer or BPC as a result of such application of the Tax Deposit, within thirty (30) days following the day on which such Taxes would have otherwise been paid, but for the application of such Tax Deposit, by the Buyer or BPC as the case may be.

                  (c) If, as a result of a governmental audit or examination or adjustment, an item of income is accelerated into a Pre-Effective Straddle Period or an earlier period from a Post-Effective Straddle Period or later period, or an item of deduction or credit is disallowed or deferred from a Pre-Effective Straddle Period or earlier period into a Post-Effective Straddle Period or later period, such shift in taxable periods shall not give rise to an indemnifiable claim by Sellers. If, as a result of a governmental audit or examination or adjustment, an item of income is deferred from a Pre-Effective Straddle Period or earlier period to a Post-Effective Straddle Period or later period, or an item of deduction or credit is disallowed or accelerated from a Post-Effective Straddle Period or later period into a Pre-Effective Straddle Period or earlier period, the Buyer shall be entitled to file an amended Tax Return or otherwise claim a refund or credit, and retain all such amounts for its own account, in respect to any reduction in Taxes in such Pre-Effective Straddle Period or earlier period to the extent attributable to such shift in Tax items.

                  (d) Anything in this Agreement to the contrary notwithstanding, the provisions of Section 4.12 and this Section 8.2 shall survive until sixty (60) days after the expiration of the applicable tax statute of limitation period (including any extensions thereof provided that BPC will not consent to the extension of the statute of limitations without Sellers' consent, such consent not to be unreasonably withheld) for the Taxes referred to herein, and any Taxes subject to indemnification under this Section 8.2 shall not be subject to the provisions of Sections 8.3 and 8.4 hereof.

         8.3 Sellers General Indemnity. Subject to the terms and conditions of this Article 8, Sellers jointly and severally agree to and will indemnify, defend and hold the Buyer and BPC harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages (including special and consequential damages), Liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Buyer and/or BPC related to, resulting from or arising out of, (i) a breach of any of the representations and warranties made by the Sellers herein, (except that those representations and warranties listed in Section 8.4 shall be excluded from this Section 8.3 and governed instead by the provisions of Section 8.4), or (ii) the nonfulfillment of any undertaking, agreement or covenant on the part of the Sellers hereunder. The obligations of Sellers under this Section 8.3 shall survive and shall terminate at the close of business on the third anniversary of the Closing Date ("First Indemnity Period"), except that Sellers shall continue to be responsible after such date for those specific Damages of which Buyer or BPC shall have given Sellers the notices required by this Section prior to the end of the First Indemnity Period referred to herein. In the event that Sellers receive actual notice prior to the expiration of the above-referenced First Indemnity Period of a claim which ultimately results in Damage to Buyer or BPC referenced in this Section 8.3, such notice shall be deemed to constitute the notice required to be given by Buyer or BPC hereunder, the same as if Buyer or BPC had timely given such notice to Sellers, Sellers' indemnity obligations shall not be terminated as to those Damages incurred by Buyer or BPC as a result of said claim and such indemnity obligation shall survive until such claim shall have been finally resolved and all damages shall have been fully satisfied.

         8.4 Ownership and Regulatory Indemnity. Subject to the terms and conditions of this Article 8, Sellers jointly and severally agree to and will indemnify, defend and hold the Buyer and BPC harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Buyer and/or BPC related to, resulting from or arising out of, a breach of the representations and warranties made by the Sellers in Sections 2.5, 2.18, 2.19, 2.20, 2.21, 2.25, 2.28 and 2.32 herein. The obligations of Sellers under this
Section 8.4 with respect to Section 2.5 shall survive indefinitely. Except as provided in the immediately foregoing sentence, the obligations of Sellers under this Section 8.4 with respect to a particular claim shall survive and shall terminate at the close of business on the fifth anniversary of the Closing Date ("Second Indemnity Period"), except that Sellers shall continue to be responsible after such date for those specific claims and losses of which Buyer or BPC shall have given Sellers the notices required by this Section prior to the end of the Second Indemnity Period referred to herein. In the event that Sellers receive actual notice, prior to the expiration of the above-referenced Second Indemnity Period, of a claim which ultimately results in a loss to Buyer or BPC referenced in this Section 8.4, such notice shall be deemed to constitute the notice required to be given by Buyer or BPC hereunder, the same as if Buyer or BPC had timely given such notice to Sellers, Sellers' indemnity obligations shall not be terminated as to those Damages incurred by Buyer or BPC as a result of said claim and such indemnity obligation shall survive until such claim shall have been finally resolved and all damages shall have been fully satisfied.

         8.5 Conditions of Indemnification. The obligations and liabilities of Sellers (herein sometimes called the "indemnifying party"), to the Buyer or BPC (herein sometimes collectively called the "party to be indemnified") under Sections 8.2, 8.3, 8.4 and 8.11 hereof with respect to claims resulting from the assertion of Liability by third parties shall be subject to the following terms and conditions:

                  (a) within 20 days after receipt of notice of (i) commencement of any action or (ii) the assertion of any claim by a third party, or (iii) the party to be indemnified obtains actual knowledge that an event giving rise to an indemnity obligation has arisen, the party to be indemnified shall give the indemnifying party written notice thereof specifying the factual basis of the claim in reasonable detail to the extent then known to the party to be indemnified, together with a copy of such claim, process or other legal pleading, if applicable, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing who shall be reasonably satisfactory to the indemnified party; provided that the failure to provide such notice will not relieve the indemnifying party of any Liability under this Article 8 except to the extent that the indemnifying party's defense of such action is materially prejudiced by such failure;

                  (b) in the case of a third party claim, in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim) does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense through legal counsel reasonably satisfactory to the indemnifying party, and, with consent of the indemnifying party (which shall not be unreasonably withheld or delayed), compromise or settle such claim on behalf of and for the account of the indemnifying party, subject to the right of the indemnifying party, with the consent of the indemnified party, to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

                  (c) anything in this Section 8.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim for injunction, specific performance or similar equitable remedy other than money damages which may materially and adversely affect the business or operations of indemnified party, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim;

                  (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party; and

                  (e) the giving of any notice of any claim or event giving rise to indemnity shall not excuse the obligation to give notice of any subsequent claim or event giving rise to indemnity.

         8.6 General Provisions Relating to Indemnification. The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable Damages upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, federal or state income tax deductions or credits arising from the indemnifiable event (to the extent that any savings from such deduction or credit is actually realized); such indemnified party agrees to timely notify the insurance carrier and diligently prosecute claims against the insurance carrier without regard to the possibility of indemnification hereunder.

         8.7 Exclusive Remedies. The rights of the Sellers on the one hand, and BPC and the Buyer on the other hand, under Article 1 and Sections 4.10 and the indemnification rights provided in this Article 8 shall be the exclusive remedy of these parties pursuant to this Agreement with respect to any dispute arising out of or related to this Agreement post-Closing, except for (a) the right to seek specific performance of any of the agreements contained herein, or
(b) in any case where one party has been guilty of fraud in connection with this transaction. As used herein, fraud shall be construed as actual fraud and deceit as determined by applicable Law, and shall exclude conduct which would only give rise to a claim for negligent misrepresentation. No provision contained in this
Article 8 shall apply to a breach of the terms of any other Acquisition Documents, and the parties to the other Acquisition Documents shall have all rights and remedies provided to them by law or equity without limitation. Subject only to those indemnity claims for which notice has been given within the applicable Indemnity Period, upon expiration of an Indemnity Period, Sellers' obligations for indemnity under this Agreement for the relevant type of claims shall be discharged and extinguished. Notwithstanding any provision herein to the contrary, the obligation of Sellers in Section 11.11 is in addition to and separate from the indemnity obligations in this Article 8 and Buyer's rights and remedies for a breach of Sellers' obligations under Section
11.11 are not limited in any respects by the provisions of this Article 8.

         8.8 Escrow Agreement. The funds held in escrow by the escrow agent pursuant to the Escrow Agreement are intended to give security to Buyer and BPC in case any of the Sellers shall become liable, after the Closing Date, for any amounts for which Buyer or BPC is entitled to indemnification by such Seller pursuant to Sections 8.2, 8.3, 8.4 and 8.11 hereof and for any amounts owed by Sellers to Buyer pursuant to Section 1.4(b)(ii). Buyer or BPC may set off the amount to which it is entitled under Section 1.4(b)(ii) or Article 8 against the escrowed funds in the Escrow Agreement and by setoff against any Earnout Amount due under Section 1.6 provided, however, that Buyer or BPC may not set off, withhold or otherwise retain any amount exceeding the amount reasonably necessary to satisfy or resolve the claim for which setoff is claimed by Buyer or BPC. Any escrow funds Buyer or BPC receives in connection with claims under
Article 8 shall count towards the "Indemnity Cap" (as defined below). The rights and remedies of Buyer and BPC under the Escrow Agreement shall be in addition to, and not exclusive of, any other rights and remedies that Buyer and BPC may have against any of the Sellers for a breach of any provision of this Agreement or with respect to any of the items enumerated above and Buyer may first pursue set-off against the Earnout Amount prior to seeking recourse through the escrow, or by first setting off against any other obligations that Buyer or its Affiliates may owe Sellers or their Affiliates.

         8.9      Overall Limit.

                  (a) Notwithstanding anything in this Agreement to the contrary, Sellers shall not be liable for any claim or claims against them for indemnity under Sections 8.2 (excluding claims for actual Tax liability, interest and penalties), 8.3 or 8.4 (excluding claims related to, resulting from or arising out of a breach of the representations and warranties made by the Sellers in Section 2.5 ("Capitalization Claims")) of this Agreement, until the aggregate value of all such claims, either as asserted or as ultimately determined, equals to or exceeds Two Hundred Fifty Thousand ($250,000) Dollars, and the maximum liability of each Seller for any and all claims against him for indemnity under Sections
8.2 (excluding claims for actual Tax liability, interest and penalties), 8.3 and
8.4 (excluding Capitalization Claims) of this Agreement, shall not exceed an amount equal to the product of (x) the percentage set forth opposite such Seller's name in Schedule 8.9 hereto, multiplied by (y) the Indemnity Cap. For purposes of this Section 8.9(a), the "Indemnity Cap" shall mean:

                  (i) with respect to the first twenty-four (24) months following the Closing Date, the amount of Sixteen Million Dollars ($16,000,000.00);

                  (ii) with respect to the period comprising the twenty-fifth (25th) month through the thirty-sixth
                           (36th) month following the Closing Date, the amount of Thirteen Million Dollars ($13,000,000.00); and

                  (iii) with respect to the period comprising the thirty-seventh (37th) month through the sixtieth
                           (60th) month following the Closing Date, the amount of Ten Million Dollars ($10,000,000.00);

In determining the aggregate maximum liability under subparts (i), (ii) and
(iii) above, claims for which Sellers are not liable by virtue of the Two Hundred Fifty Thousand Dollar ($250,000.00) exclusion provided above in this Section shall not be counted as a claim in determining said maximum liability, and all claims asserted under Sections 8.2 (excluding claims for actual Tax liability, interest and penalties), 8.3 and 8.4 (excluding Capitalization Claims) at any time whether or not during the particular measuring period shall be cumulative. For example, if a claim totaling Sixteen Million Dollars ($16,000,000.00) is made in the sixth (6th) month following the Closing Date, the maximum liability cap shall have been met for the remainder of the five (5) year period for which any claim under Section 8.2 (excluding claims for actual Tax liability, interest and penalties), 8.3 or 8.4 (excluding Capitalization Claims) survives. The amount of any Capitalization Claim and, for purposes of
Section 8.2, the amount of any actual Tax liability (including interest and penalties) shall not be subject to the dollar floor and cap set out herein; provided, however, that, all other expenses associated with such Tax liability and subject to Section 8.2, such as attorney fees and costs of defense, shall be subject to the dollar floor and cap set out in this Section 8.9(a).

                  (b) This Section 8.9 will not apply to any claim in which a Seller has been guilty of fraud in connection with this transaction or Section 8.11.

         8.10 General Buyer Indemnity. Subject to the terms and conditions of this Article 8, the Buyer agrees to and will indemnify, defend and hold Sellers harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by Sellers, resulting from or arising out of (i) a breach of the representations, warranties or covenants made by the Buyer in this Agreement or any document delivered by or for it pursuant to this Agreement, or
(ii) any event, claim or liability occurring or arising out of the operation of BPC after the Closing Date other than those resulting from the acts or omissions of Sellers.

         8.11 Sellers Litigation Indemnity. Subject to the terms and conditions of this Article 8, Sellers jointly and severally agree to and will indemnify, defend and hold the Buyer and BPC harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Buyer and/or BPC related to, resulting from or arising out of

                  (a)      those matters set forth on Schedule 2.9, and

                  (b) any claims by Caremark Inc. or any other Person based on or arising in connection with (i) any breach of the terms and conditions of the Settlement Agreement and/or (ii) any actions or omissions of any Seller, BPC, PIC and/or Buyer and their respective Affiliates in connection with the negotiation, execution and performance of the Settlement Agreement; provided, however, that in no event shall any Seller be liable under this subsection (b) for (i) acts or omissions by BPC and its Affiliates after the Closing or (ii) for acts or omissions by a Seller after the Closing solely in his capacity as an employee of BPC or its Affiliates, to the extent such acts are consistent with the terms of such Seller's employment.

The obligations of Sellers under this Section 8.11 shall survive the Closing Date indefinitely and shall not be subject to any dollar floor or cap or any other similar monetary restriction. For the avoidance of doubt, the term "Damages" as used in this Section 8.11 expressly includes any and all attorneys fees and expenses and settlement fees (including, but not limited to, those relating to, resulting from or arising out of the Settlement Agreement) incurred by Buyer or BPC after the Closing Date, as well as such attorneys fees and expenses and settlement fees not paid or accrued by BPC prior to December 1, 2001, relating to, resulting from or arising out of the Caremark Litigation or those other matters set forth on Schedule 2.9.


                                    ARTICLE 9
                               CERTAIN DEFINITIONS

         9.1      (a)      Except as otherwise provided herein, the capitalized
terms set forth below shall have the following meanings:

                  "Affiliate" of any party shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such party (provided that each Seller shall be deemed to control any Person that the Sellers collectively are capable of controlling); (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such party; or (iii) any other Person for which a Person described in clause (ii) above acts in any such capacity. For purposes of the foregoing, "control" shall have the meaning provided by Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereto.

                  "Acquisition Documents" shall mean this Agreement and the other documents and instruments to be delivered pursuant to this Agreement.

                  "Agreement" shall mean this Stock Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

                  "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "EBIT" shall mean earnings before interest and tax, excluding extraordinary or nonrecurring items.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean, with respect to any entity, any other entity, which, together with such entity, would be treated as a single employer (i) under Section 414(b) or (c) of the Code or (ii) for purposes of any Benefit Plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.

                  "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "Knowledge" of any Seller (or words to that effect) shall mean, include and refer to, such knowledge as (i) is actually possessed by any Seller, (ii) which any such Person should be possessed of through the exercise of reasonable inquiry and diligence, or (iii) is contained in the books and records of BPC. "Knowledge" of Sellers shall mean knowledge of any one Seller.

                  "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever.

                  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Regulatory Authorities" shall mean, collectively, the United States Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local, foreign or other governments or governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies, having jurisdiction over any of the parties or their respective businesses, assets and/or subsidiaries.

                  "Sellers' Representative" shall mean Brian Berg.

                  "Taxes" shall mean any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof, including any interest, penalties and additions imposed thereon or with respect thereto.

                  "Tax Return" shall mean any and all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

         (b) In addition to the terms defined in Section 9.1(a) above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

         338(h)(10) Election - Section 2.32(a)                             Pension Plans - Section 2.14(a)
         Acquisition - Preamble                                            PIC - Section 2.9
         Actual EBIT - Section 1.6(a)                                      Pre-Effective Period - Section 4.10(a)(i)
         BPC - Preamble                                                    Pre-Effective Period Tax Returns -
         Business Employees - Section 2.13(a)                              Section 4.10(a)(I)
         Buyer - Preamble                                                  Pre-Effective Straddle Period - Section
         Capitalization Claims - Section 8.9(a)                            4.10(a)(ii)
         Caremark Litigation - Section 2.9                                 Post-Effective Straddle Period - Section
         Closing - Section 1.3                                             4.10(a)(ii)
         Closing Date - Section 1.3                                        Preliminary Effective Date Balance Sheet
         Compensation Programs - Section 2.14(c)                           - Section 1.4(b)(iv)(A)
         Consideration - Section 1.1                                       Private Programs - Section 2.18(a)
         Damages - Section 8.3                                             Purchase Price - Section 1.4(a)
         Earnout Amount - Section 1.5(d)                                   Purchase Price Adjustment
         Effective Date - Section 1.3                                      Determination Date - Section 1.4(b)(iv)(C)
         Effective Date Net Asset Value - Section 1.4(b)(iv)(D)            Remuneration - Section 2.20(a)
         Environmental Claim - Section 8.1(c)                              Seller - Preamble
         Environmental Condition - Section 2.16                            Seller Agreements - Section 2.12(a)
         Final Effective Date Balance Sheet - Section                      Seller Stock Agreements - Section 2.5(d)
         1.4(b)(iv)(C)
         Financial Statements - Section 2.6                                Settlement Agreement - Section 2.9
         GAAP - Section 2.6                                                Shares - Section 1.2
         Government Programs - Section 2.18(a)                             Statement of Objection - Section
         Indemnified Party - Section 8.5                                   1.4(b)(iv)(B)
         Indemnifying Party - Section 8.5                                  Straddle Period - Section 4.10(a)(ii)
         Indemnitees - Section 8.2(a)                                      Welfare Plans - Section 2.14(b)
         Indemnity Cap - Section 8.9(a)
         Independent Accounting Firm - Section 1.4(b)(iv)(C)
         IRS - Section 2.17(b)
         Medicare and Medicaid Programs - Section 2.18(a)

                  (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

                                   ARTICLE 10
                              SELLER REPRESENTATIVE

         10.1 Appointment of Sellers' Representative. Each Seller constitutes and appoints the Sellers' Representative as his true and lawful attorney-in-fact (i) to give and receive all notices and communications required or permitted under this Agreement, (ii) to agree to, negotiate, enter into settlements and compromises with respect to Article 1 (including the Earnout Amount), and (iii) in all matters relating to or arising out Article 8 and the liability or asserted liability of such Seller thereunder, including specifically, but without limitation, accepting and agreeing to the liability of such Seller with respect to any indemnification claim made by Buyer and/or BPC, objecting to any such indemnification claim, disputing the liability of such Seller, or the amount of such liability, with respect to any indemnification claim made by Buyer or BPC and prosecuting and resolving such dispute as provided in Article 8, accepting the defense, compromise and settlement of any third party claim on behalf of such Seller or refusing to accept the same, settling and compromising the liability of such Seller as provided in Article 8, and instituting and prosecuting such actions (including arbitration proceedings) as the Sellers' Representative shall deem appropriate. The Sellers' Representative may take all actions necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of any of the foregoing, including retaining counsel, accountants, appraisers and other advisers, all for the account of each Seller, each Seller agreeing to be fully bound by the acts, decisions and agreements of the Sellers' Representative taken and done pursuant to the authority herein granted. Notices and communications to or from the Sellers' Representative shall constitute notice to or from each of the Sellers.

         10.2 Indemnification of Sellers' Representative. Each Sellers' hereby agrees to indemnify and to save and hold harmless the Sellers' Representative from any liability incurred by the Sellers' Representative based upon or arising out of any act, whether of omission or commission, of the Sellers' Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Sellers' Representative that constitute gross negligence or willful misconduct in the exercise by the Sellers' Representative of the authority herein granted.

         10.3 Buyer's Reliance on Sellers' Representative. Buyer may rely upon any such decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of each such Sellers. Buyer is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers' Representative.


                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

         11.1     Notices.

                  (a) Any notice sent in accordance with the provisions of this Section 11.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:


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

If to the Sellers or Sellers' Representative:  Bio Partners In Care, Inc.
                                               3411 Office Park Drive
                                               Suite 100
                                               Dayton, Ohio 45439
                                               Attention:  Brian Berg
                                               Telecopy Number:  (937) 293-5200
                                               Telephone Number:  (937) 293-5100

Copy to Counsel:                               Ross & Hardies
                                               150 North Michigan Avenue
                                               Chicago, Illinois 60601-7567
                                               Attention:  Scott Becker
                                               Telecopy Number:  (312) 920-6135

If to BPC or Buyer:                            Accredo Health, Incorporated
                                               1640 Century Center Parkway
                                               Suite 101
                                               Memphis, TN 38134
                                               Attention:  David D. Stevens
                                               Telecopy Number:  (901) 385-3689

Copy to Counsel:                               Thomas W. Bell, Jr., Esq.
                                               Accredo Health, Incorporated
                                               1640 Century Center Parkway
                                               Suite 101
                                               Memphis, Tennessee  38134
                                               Telecopy Number:  (901) 385-3689

                  (b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 11.1.

         11.2 Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including but not being limited to, the fees of attorneys, accountants and investment bankers retained by that party incident to the negotiation, preparation and execution of this Agreement. For the avoidance of doubt, Sellers shall bear and pay all such costs and expenses incurred by them or by BPC in connection with the Acquisition and have not caused, and shall not cause, any such costs or expenses to be paid by BPC.

         11.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement including without limitation taking such steps as are reasonably necessary to document the effectiveness of the Acquisition as of the Effective Date.

         11.4 Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         11.5 Assignment. This Agreement shall not be assignable by any of the parties hereto without the written consent of all other parties, provided that Buyer may assign its rights and obligations under this Agreement without the consent of Sellers to any direct or indirect subsidiary or affiliate of Buyer or to any party that acquires substantially all of the assets or stock of Buyer or any successor entity resulting from a merger or consolidation of or with Buyer or the sole shareholder of Buyer. No such assignment shall relieve Buyer of its obligations hereunder.

         11.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

         11.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         11.8 Entire Agreement. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         11.9 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

         11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.11 Brokers. Sellers shall jointly and severally indemnify, hold harmless and defend Buyer and its affiliates, and Buyer shall indemnify, hold harmless and defend Sellers from and against the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or which may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation, execution and consummation of the transactions contemplated hereby. It is specifically agreed that William Blair & Company was retained by, and shall be paid solely by, Sellers.

         11.12 No Intention to Benefit Third Parties. Nothing in this Agreement is intended to and shall not benefit any Person other than the parties hereto create any third party beneficiary right in any such other Person.


                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


BUYER:                            ACCREDO HEALTH, INCORPORATED

                                  By: /s/ Thomas W. Bell, Jr.
                                      ---------------------------------

                                  Title: Senior Vice President and
                                         General Counsel
                                         ------------------------------



BPC:                              BIO PARTNERS IN CARE, INC.

                                  By: /s/ Brian Berg
                                      ---------------------------------

                                  Title: President
                                         ------------------------------



SELLERS:                          /s/ Brian Berg
                                  -------------------------------------
                                  BRIAN BERG

                                  /s/ Ken Oddi
                                  -------------------------------------
                                  KEN ODDI

                                  /s/ Robert Timmermann
                                  -------------------------------------
                                  ROBERT TIMMERMANN

                                  /s/ Calvin Bingham
                                  -------------------------------------
                                  CALVIN BINGHAM

                                  /s/ Ryan Sloan
                                  -------------------------------------
                                  RYAN SLOAN

                                   /s/ Mark Rodgers
                                  -------------------------------------
                                  MARK RODGERS

                                  /s/ Glenn Sieverson
                                  -------------------------------------
                                  GLENN SIEVERSON



SELLERS' REPRESENTATIVE:          /s/ Brian Berg
                                  -------------------------------------
                                  BRIAN BERG


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